UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Genesco Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Genesco Inc. (the “Company”) will be held at the Company’s executive offices, Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee, on June 24, 2009, at 10:00 a.m. Central Time.

The agenda will include the following items:

1. electing 11 directors;

2. approving the adoption of the Genesco Inc. 2009 Equity Incentive Plan;

3. ratifying the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year; and

4. transacting any other business that properly comes before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 27, 2009, are entitled to receive this notice and vote at the meeting and any adjournment or postponement thereof.

By order of the board of directors,

Roger G. Sisson
Secretary

May 15, 2009

IMPORTANT

It is important that your shares be represented at the meeting. Please vote by telephone or via the internet or sign, date and return the enclosed proxy promptly so that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. Please do not return the enclosed paper ballot if you are voting by telephone or over the internet.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
JUNE 24, 2009

The board of directors of Genesco Inc. (“Genesco” or the “Company”) is requesting proxies to be voted at the annual meeting of shareholders. The meeting will be held at the Company’s executive offices at 10:00 a.m. Central Time, on June 24, 2009. The Company’s executive offices are located at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217. The notice that accompanies this statement describes the items on the meeting agenda.

The Company will pay the cost of the proxy solicitation. The Company has retained Georgeson Inc. to assist in the proxy solicitation. It will pay Georgeson a proxy solicitation fee of $10,000, plus $5.00 per completed telephone call to shareholders in the event that active solicitation is required, and reimburse its expenses. In addition to this request, officers, directors and regular employees of the Company may solicit proxies personally and by mail, facsimile or telephone. They will receive no extra compensation for any solicitation activities. The Company will request brokers, nominees, fiduciaries and other custodians to forward soliciting material to the beneficial owners of shares and will reimburse the expenses they incur in doing so.

All valid proxies will be voted as the board of directors recommends, unless otherwise specified. A shareholder may revoke a proxy before the proxy is voted at the annual meeting by giving written notice of revocation to the secretary of the Company, by executing and delivering a later-dated proxy, by casting a new vote by telephone or the internet or by attending the annual meeting and voting in person the shares the proxy represents.

The board of directors does not know of any matter that will be considered at the annual meeting other than those the accompanying notice describes. If any other matter properly comes before the meeting, persons named as proxies will use their best judgment to decide how to vote on it.

This proxy material was first mailed to certain shareholders on or about May 15, 2009. Also on that date, the Company mailed to all shareholders of record at the close of business on April 27, 2009, a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and the Company’s annual report online and how to vote online.

The proxy statement for the annual meeting and the annual report for the fiscal year ended January 31, 2009 are available at www.edocumentview.com/GCOB.

VOTING SECURITIES

The various classes of voting preferred stock and the common stock will vote together as a single group at the annual meeting.

April 27, 2009 was the record date for determining who is entitled to receive notice of and to vote at the annual meeting. On that date, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

	No. of	Votes
Class of Stock	Shares	per Share	Total Votes

Subordinated Serial Preferred Stock:
$2.30 Series 1	33,499	1	33,499
$4.75 Series 3	12,326	2	24,652
$4.75 Series 4	3,579	1	3,579
$1.50 Subordinated Cumulative Preferred Stock	30,017	1	30,017
Employees’ Subordinated Convertible Preferred Stock	51,666	1	51,666
Common Stock	19,213,212	1	19,213,212

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at the meeting, it is considered present for quorum purposes for the rest of the meeting. Abstentions and shares represented at the meeting, but not voted on a particular matter due to a broker’s lack of discretionary voting power (“broker non-votes”), will be counted for quorum purposes but not as votes cast for or against a matter. The election of directors and ratification of the independent registered public accounting firm are routine matters as to which, under applicable New York Stock Exchange (“NYSE”) rules, a broker will have discretionary authority to vote if instructions are not received from the client at least 10 days prior to the annual meeting. Approval of the proposed 2009 Equity Incentive Plan is not a matter as to which a broker may exercise discretionary voting authority.

Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. The proposals to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to the Company and to approve the 2009 Equity Incentive Plan will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Also, in order to satisfy the listing standards of the NYSE, the total vote cast on the proposal to approve the 2009 Equity Incentive Plan must represent more than 50% of the total number of shares entitled to vote on the proposal. Broker non-votes will not affect the outcome of either proposal, except to the extent a broker non-vote is not counted as a vote “cast” with respect to the proposal to approve the 2009 Equity Incentive Plan for purposes of the NYSE listing requirement.

ELECTION OF DIRECTORS

Eleven directors are to be elected at the meeting. They will hold office until the next annual meeting of shareholders and until their successors are elected and qualify. A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. All the nominees are presently serving as directors, and all have agreed to serve if elected. The shares represented by valid proxies will be voted FOR the election of the following nominees, unless the proxies specify otherwise. If any nominee becomes unable or unwilling to serve prior to the annual meeting, the board of directors will reduce the number of directors comprising the board, pursuant to the Company’s Bylaws, or the proxies will be voted for a substitute nominee recommended by the board of directors.

The board of directors recommends that the shareholders vote FOR all of the director nominees.

Information Concerning Nominees

The names, ages and principal occupations of the nominees and certain information regarding their business experience are set forth below:

JAMES S. BEARD, 68, Retired President, Caterpillar Financial Services Corporation. Mr. Beard retired as vice president of Caterpillar Inc., a leading manufacturer of construction and mining equipment, engines and turbines, and as president of Caterpillar Financial Services Corporation in 2005, after a 40-year career with Caterpillar. He joined Genesco’s board in October 2005. He is a director of Rogers Group, Inc., a privately-held producer of construction products, and Ryder System, Inc., a publicly-held provider of transportation, logistics and supply chain management solutions.

LEONARD L. BERRY, Ph.D., 66, Presidential Professor for Teaching Excellence, Distinguished Professor of Marketing and Professor of Humanities in Medicine, Texas A&M University. Dr. Berry has been a professor of marketing at Texas A&M University since 1982. He is the founder of the Center for Retailing Studies, holds the M.B. Zale Chair in Retailing and Marketing Leadership at Texas A&M and is the author of numerous books. He is a director of Lowe’s Companies, Inc., a publicly-held home improvement retailer, and Darden Restaurants Inc., a publicly-held casual dining restaurant company, and became a Genesco director in 1999.

WILLIAM F. BLAUFUSS, JR., 68, Consultant, Certified Public Accountant. Mr. Blaufuss, who became a Genesco director in 2004, retired as a partner from the public accounting firm of KPMG LLP in 2000. He was associated with KPMG for 37 years in various capacities, including Nashville Practice Unit Managing Partner and Partner in Charge of the Southeast Area Public Section Practice. From 2000 to 2002,

he performed special projects for KPMG International regarding its operations outside the United States. He is a director of Nashville Bank and Trust Company and a member of the Tennessee State Board of Accountancy.

JAMES W. BRADFORD, 62, Dean, Owen Graduate School of Management, Vanderbilt University. Mr. Bradford, who joined Genesco’s board in 2005, was named Dean and Ralph Owen Professor for the Practice of Management in the Owen Graduate School of Management of Vanderbilt University in 2005. He joined the Owen School faculty and administration in 2002. He was president and chief executive officer of United Glass Corporation from 1999 to 2001 and president and chief executive officer of AFG Industries, Inc. from 1992 to 1999. Mr. Bradford is a director of Clarcor Inc., a publicly-held provider of filtration products, systems and services, and Granite Construction Incorporated, a publicly-held heavy civil contractor and construction materials producer.

ROBERT V. DALE, 72, Consultant. Mr. Dale, who became a director of the Company in 2000, has been a business consultant since 1998. He was president of Windy Hill Pet Food Company, a pet food manufacturer, from 1995 until 1998. Previously, he served as president of Martha White Foods for approximately six years during the 1970s and again from 1985 to 1994. He was also president of Beatrice Specialty Products division and a vice president of Beatrice Companies, Inc., the owner of Martha White Foods. He is a director of SunTrust Bank Nashville, N.A., CBRL Group, Inc., a publicly-held restaurant holding company, and Nashville Wire Products, a privately-held supplier of wire products.

ROBERT J. DENNIS, 55, President and Chief Executive Officer, Genesco. Mr. Dennis joined Genesco in April 2004 as chief executive officer of Hat World Corporation. Mr. Dennis was named senior vice president of the Company in June 2004 and executive vice president and chief operating officer, with oversight responsibility for all the Company’s operating divisions, and became a director of the Company in 2005. He was named president in 2006 and chief executive officer in August 2008. Prior to joining the Company, Mr. Dennis joined Hat World in 2001 from Asbury Automotive, where he was employed in senior management roles beginning in 1998. Mr. Dennis was with McKinsey and Company, an international consulting firm, from 1984 to 1997, becoming a partner in 1990.

MATTHEW C. DIAMOND, 40, Chairman and Chief Executive Officer, Alloy, Inc. Mr. Diamond was appointed chief executive officer of Alloy, Inc., a publicly-held direct marketing and media company targeting “Generation Y” consumers, in 1999. Before becoming chief executive officer, he served as the director of marketing and planning. He has served as a director of Alloy since 1996, and was elected chairman of the board in 1999. He has been a director of Genesco since 2001.

MARTY G. DICKENS, 61, Retired President, AT&T-Tennessee. Mr. Dickens, who joined Genesco’s board in 2003, retired from AT&T-Tennessee in 2007. He held a number of positions with BellSouth/AT&T Corp. and its predecessors and affiliates since 1999, following more than six years as an executive vice president with BellSouth International. Mr. Dickens is also a director of Avenue Bank-Tennessee and a number of charitable and community organizations.

BEN T. HARRIS, 65, Former Chairman, Genesco. Mr. Harris joined Genesco in 1967 and was named manager of the leased department division of Genesco’s Jarman Shoe Company in 1980. In 1991, he became president of the Jarman Shoe Company and in 1995, president of Genesco’s retail division. He was named executive vice president-operations and subsequently president and chief operating officer and a director of the Company in 1996. He served as chief executive officer from 1997 until April 2002 and as chairman of the Company from 1999 until 2004.

KATHLEEN MASON, 60, President and Chief Executive Officer, Tuesday Morning Corporation. Ms. Mason, who joined Genesco’s board in 1996, became president and chief executive officer of Tuesday Morning Corporation, an operator of first-quality discount and closeout home furnishing and gift stores, in 2000. She has served as a director of Tuesday Morning Corporation since 2000. She was president and chief merchandising officer of Filene’s Basement, Inc. in 1999. She was president of the HomeGoods division of The TJX Companies, Inc., an apparel and home fashion retailer, from 1997 to 1999. She was employed by Cherry & Webb, a women’s apparel specialty chain, from 1987 until 1992, as executive vice president, then, until 1997, as chairman, president and chief executive officer. Her previous business experience includes senior management positions with retailers May Company, The Limited Inc. and the Mervyn’s Stores division of Dayton-Hudson Corp. Ms. Mason is also a director of Office Depot, a publicly-held supplier of office products and services.

HAL N. PENNINGTON, 71, Chairman, Genesco. Mr. Pennington became a member of the Company’s board in November 1999, when he was named executive vice president and chief operating officer. He became president of the Company in 2000, was named chief executive officer in April 2002 and served in that position until August 2008. He was named chairman in 2004. A Genesco employee since 1961, he was appointed president of the Johnston & Murphy division in 1997 and became senior vice president of the Company in 1998. He was president of the Dockers Footwear division from 1995 until 1997 and vice president-wholesale of Johnston & Murphy from 1990 until 1995. Mr. Pennington is also a director of Pinnacle Financial Partners, Inc., a bank holding company.

Director Independence

The board has determined that Mr. Beard, Dr. Berry, Mr. Blaufuss, Mr. Bradford, Mr. Dale, Mr. Diamond, Mr. Dickens, Mr. Harris and Ms. Mason are independent under applicable NYSE rules. The board considered the following payments made by the Company in the fiscal year ended January 31, 2009 (“Fiscal 2009”):

•	contributions totaling $37,700 to two tax-exempt organizations with which Mr. Bradford is affiliated; and

•	contributions totaling $13,875 to two tax-exempt organizations of which Mr. Dickens is a director; and a contribution of $10,000 to one tax-exempt organization with which Mr. Dickens is affiliated.

The board determined that none of such payments affected the independence of the directors affiliated with the recipient organizations.

Certain Relationships and Related Transactions

The Company is aware of no related-party transactions since the beginning of the last fiscal year between the Company and any of its directors, executive officers, 5% shareholders or their family members that are required to be disclosed under Item 404 of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”).

Each year, the Company requires its directors and executive officers to complete a comprehensive questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 transactions. No such transactions were disclosed for Fiscal 2009. The Company does not have a history of engaging in related-party transactions with its directors or executive officers or their respective related persons or affiliates and does not have a formal or other written policy regarding the analysis or approval of such transactions. Any material proposed related-party transaction, including any Item 404 transaction irrespective of materiality, would, however, be brought before the board of directors or a specially designated committee thereof (with any interested director recusing himself or herself from the proceedings) to be specifically considered and approved before the Company would knowingly engage in any such transaction.

Board Committees and Meetings

The board of directors met nine times during Fiscal 2009. No director was present at fewer than 75% of the total number of meetings of the board of directors and the committees of the board on which he or she served during Fiscal 2009. The board of directors has standing audit, nominating and governance, compensation and finance committees. All committees are composed entirely of independent directors. It is the policy of the board of directors that no current or former employee of the Company will serve on any of these committees. A description of each board committee and its membership follows.

Audit Committee

Members:  Robert V. Dale (chairman), James S. Beard, William F. Blaufuss, Jr. and Kathleen Mason

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently composed of four independent directors (as defined under the applicable rules of the NYSE) and operates under a written charter adopted by the board of directors, a current copy of which is available on the Company’s website, www.genesco.com. The audit committee assists the board of directors in monitoring (i) the processes used by the Company to produce financial statements, (ii) the Company’s systems of internal accounting and financial controls and (iii) the independence of the Company’s registered public accounting firm. The audit committee met 12 times in Fiscal 2009. The board of directors has determined that Robert V. Dale, James S. Beard, William F. Blaufuss, Jr. and Kathleen Mason each qualify as “audit committee financial experts,” as defined in Item 407(d) of Regulation S-K under the Exchange Act, and are “independent,” as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

Nominating and Governance Committee

Members:  Robert V. Dale (chairman), Leonard L. Berry, James W. Bradford and Marty G. Dickens

The nominating and governance committee, currently composed of four directors who are independent under applicable NYSE rules, met three times in Fiscal 2009. The functions of the nominating and governance committee are specified in a charter available on the Company’s website, www.genesco.com. They include making recommendations to the board of directors with respect to (i) the size of the board of directors, (ii) candidates for election to the board of directors, (iii) the designation of committees of the board of directors, their functions and members, (iv) the succession of the executive officers of the Company and (v) board policies and procedures and other matters of corporate governance. The chairman of the nominating and governance committee serves as presiding director in the board’s executive sessions of non-management directors and at other times when the chairman is absent and as the primary liaison between management and the board. Further information on the committee is set forth under the caption “Corporate Governance,” below.

Compensation Committee

Members:  Matthew C. Diamond (chairman), Leonard L. Berry, Marty G. Dickens and Kathleen Mason

The compensation committee, currently composed of four independent directors, met five times in Fiscal 2009. The functions of the compensation committee are specified in a charter available on the Company’s website, www.genesco.com. They include (i) approving the compensation of certain officers of the Company and other management employees reporting directly to the chief executive officer, (ii) making recommendations to the board of directors with respect to the compensation of directors, (iii) reviewing and providing assistance and recommendations to the board of directors with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974) to the extent that action taken by the board of directors is required, (iv) serving as the primary means of communication between the administrator of the Company’s employee benefit plans and the board of directors, (v) administering the Company’s 2005 Equity Incentive Plan, 1996 Stock Incentive Plan and Employee Stock Purchase Plan, and (vi) reviewing and making recommendations to the board with respect to the Compensation Discussion and Analysis and the Compensation Committee report required by SEC regulations for inclusion in the Company’s proxy statement.

Finance Committee

Members:  James W. Bradford (chairman), James S. Beard, William F. Blaufuss, Jr. and Matthew C. Diamond

The finance committee, currently composed of four independent directors, met four times in Fiscal 2009. The committee (i) reviews and makes recommendations to the board with respect to (a) the establishment of bank lines of credit and other short-term borrowing arrangements, (b) the investment of excess working capital funds on a short-term basis, (c) significant changes in the capital structure of the Company, including the incurrence of long-term indebtedness and the issuance of equity securities and (d) the declaration or omission of dividends; (ii) approves the annual capital expenditure and charitable contribution budgets; (iii) serves as the primary means of communication between the board of directors and the investment committee of the Company’s employee benefits trusts and the chief financial officer regarding certain of the Company’s employee benefit plans; and (iv) appoints and removes and approves the compensation of the trustees under any employee benefit plan.

CORPORATE GOVERNANCE

Nominating and Governance Committee

The charter of the nominating and governance committee is available on the Company’s website, www.genesco.com. The members of the committee satisfy the independence requirements of the NYSE. In addition, the board of directors has adopted a policy pursuant to which no former employee of the Company will serve as a member of the nominating and governance committee.

The nominating and governance committee and the board of directors will consider nominees for the board of directors recommended by shareholders if shareholders comply with the Company’s advance notice requirements. The Company’s Bylaws provide that a shareholder who wishes to nominate a person for election as a director at a meeting of shareholders must deliver written notice to the secretary of the Company. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Securities Exchange Act of 1934 if such person had been nominated by the board of directors, the written consent of such person to being named as a nominee in soliciting material and to serving as a director, if elected, and the name and address of the shareholder delivering the notice as it appears on the stock records of the Company, along with the number and class of shares held of record by such shareholder. In the case of an annual meeting to be held on the fourth Wednesday in the month of June or within thirty days thereafter, the notice must be delivered not less than sixty nor more than ninety days prior to the fourth Wednesday in June. In the case of an annual meeting which is being held on any other date (or in the case of any special meeting), the notice must be delivered within ten days after the earlier of the date on which notice of the meeting is first mailed to shareholders or the date on which public disclosure is first made of the date of such meeting. There are no differences in the process pursuant to which the committee is to evaluate prospective nominees based on whether the nominee is recommended by a shareholder.

Upon receipt of a recommendation from any source, including shareholders, the committee will take into account whether a board vacancy exists or is expected or whether expansion of the board is desirable. In making this determination, the committee may solicit the views of all directors. If the committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for board membership. While the committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

•	be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	possess the background and demonstrated ability to contribute to the board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, or a record of relevant civic and community leadership; and

•	be able to devote the time and attention necessary to serve effectively as a director.

The committee may also take into consideration whether a candidate’s background and skills meet any specific needs of the board that the committee has identified. The committee will preliminarily assess the candidate’s qualifications with input from the chief executive officer. If, based upon its preliminary assessment, the committee believes that a candidate is likely to meet the criteria for board membership, the chairman will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest to the chairman, with the assistance of the corporate secretary’s office, will arrange interviews of the candidate with members of the committee and with the chief executive officer, either in person or by telephone. After the members of the committee and the chief executive officer have had the opportunity to interview the candidate, the committee will formally consider whether to recommend to the board that it nominate the candidate for election to the board.

Communications with Directors by Shareholders, Employees and Other Interested Parties

Shareholders and employees of the Company and other interested parties may address communications to directors, either collectively or individually (including to the presiding director or to the non-management directors as a group), in care of the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217. The Secretary’s office delivers to directors all written communications, other than commercial mailings, addressed to them.

Directors’ Annual Meeting Attendance

The Company encourages all directors to be present at the annual meeting of shareholders. All directors were present at last year’s annual meeting.

Corporate Governance Guidelines

The board of directors has adopted Corporate Governance Guidelines for the Company. They are accessible on the Company’s website, www.genesco.com.

Code of Business Conduct and Ethics for Employees and Directors

The Company has adopted a code of business conduct and ethics that applies to all employees and directors. The Company has made the code of business conduct and ethics available and intends to provide disclosure of any amendments or waivers of the code within five business days after an amendment or waiver on its website, www.genesco.com.

Website

The charters of the nominating and governance, compensation and audit committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Employees and Directors are available on the Company’s website, www.genesco.com. All references to the Company’s website in this proxy statement are inactive textual references only. Print copies of these documents will be provided to any shareholder who sends a written request to the Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND
PRINCIPAL SHAREHOLDERS

Principal Shareholders

The following table sets forth the ownership according to the most recent filings of Schedules 13G and 13D and amendments thereto, as applicable, by the beneficial owners which, as of the record date for this meeting, own beneficially more than 5% of the Company’s common stock and the persons who, according to the Company’s stock transfer records, own more than 5% of any of the other classes of voting securities described on page 2. Percentages are calculated based on outstanding shares as of April 27, 2009.

Name and Address	Class of	No. of	Percent of
of Beneficial Owner	Stock	Shares	Class

Barclays Global Investors (Deutschland) AG(1)	Common	1,276,262	6.6%
Apianstrasse 6, D-85774 Unterfohring, Germany
Citadel Investment Group, L.L.C.(2)	Common	1,310,722	6.8%
Citadel Investment Group II, L.L.C.
Citadel Limited Partnership
Kenneth Griffin
Citadel Holdings I LP
Citadel Holdings II LP
Citadel Advisors LLC
Citadel Derivatives Group LLC
Citadel Derivatives Trading Ltd.
Citadel Equity Fund Ltd. 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
CAAM Management LLC
Citadel Alternative Asset Management LP
PioneerPath Capital Ltd. 153 East 53rd Street, 45th Floor New York, New York 10022
Eagle Asset Management, Inc.(3)	Common	2,738,319	14.3%
880 Carillon Parkway St. Petersburg, Florida 33716
Wells Fargo & Company(4)	Common	1,155,134	6.0%
420 Montgomery Street San Francisco, California 94163
James H. Cheek, Jr.	Subordinated	2,413	8.0%
11 Burton Hills Boulevard, Apt. 407	Cumulative
Nashville, Tennessee 37215	Preferred

(1)	Based upon a Schedule 13G dated February 6, 2009, showing sole voting power with respect to 975,211 shares and sole dispositive power with respect to 1,276,262 shares.

[Footnotes continued on next page.]

[Footnotes continued from previous page.]

(2)	Based upon a Schedule 13G dated February 13, 2009, showing shared dispositive and voting power with respect to 1,310,722 shares.

(3)	Based upon a Schedule 13G/A dated January 13, 2009, showing sole dispositive and voting power with respect to 2,738,319 shares.

(4)	Based upon a Schedule 13G dated January 28, 2009, showing sole voting power with respect to 1,061,204 shares, sole dispositive power with respect to 1,138,112 shares, and shared dispositive power with respect to 4,033 shares.

Security Ownership of Directors and Management

The following table sets forth information as of April 27, 2009, regarding the beneficial ownership of the Company’s common stock by each of the Company’s current directors, the persons required to be named in the Company’s summary compensation table appearing elsewhere in the proxy statement and the current directors and executive officers as a group. None of such persons owns any equity securities of the Company other than common stock.

Name	No. of Shares(1)(2)

James S. Beard	5,422
Leonard L. Berry	29,660
William F. Blaufuss, Jr.	7,350
James S. Bradford	5,422
Robert V. Dale	23,524
Robert J. Dennis	190,513
Matthew C. Diamond	12,373
Marty G. Dickens	8,994
Ben T. Harris	61,009
Kathleen Mason	39,118
Hal N. Pennington	366,314
Jonathan D. Caplan	110,173
James C. Estepa	98,044
James S. Gulmi	247,523
Current Directors and Executive Officers as a Group (19 Persons)	1,476,621	(3)

(1)	Each director, director nominee and officer owns less than 1% of the outstanding shares of the Company’s common stock, except for Mr. Dennis, who owns 1%; Mr. Pennington, who owns 1.9%; and Mr. Gulmi, who owns 1.3%.

(2)	Includes shares that may be purchased within 60 days upon the exercise of options granted under the Company’s common stock option plans, as follows: Mr. Pennington — 255,336; Mr. Caplan — 80,124; Mr. Dennis — 91,081; Mr. Estepa — 41,266; Mr. Gulmi — 104,205; Ms. Mason and Mr. Dale — 12,000 each; Mr. Berry — 16,000; current executive officers and directors as a group — 788,961. Also includes shares of restricted stock which remain subject to forfeiture. See “Election of Directors — Director Compensation,” above, and “Executive Compensation — Summary Compensation Table,” below.

(3)	Constitutes approximately 7.7% of the outstanding shares of the Company’s common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers and directors, the Company believes that during Fiscal 2009 all officers and directors subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s compensation programs are intended to attract and retain employees with skills necessary to enable the Company to achieve its financial and strategic objectives and to motivate them through appropriate incentives tied to the Company’s performance and market value to achieve those objectives. The Company recognizes that the goals of employee attraction, retention and motivation must be balanced against the necessity of controlling compensation expense. With respect to senior management (executive officers and heads of the Company’s operating units and staff departments, including the principal executive officer, the principal financial officer and the three additional officers listed in the Summary Compensation Table which follows this discussion, who are referred to in this discussion as the “named executive officers”), the compensation committee of the board of directors (the “compensation committee” or, in the “Compensation Discussion and Analysis” section, the “committee”) has the responsibility to design a compensation program and set levels of compensation that attempt to achieve the optimal balance between employee attraction, retention and motivation on the one hand and control of compensation expense on the other.

1. Compensation Committee Process.  In seeking that balance, the compensation committee looks primarily to market data. It retains an independent compensation consultant to work directly with the committee in gathering and analyzing data. The committee selected Longnecker & Associates as its independent compensation consultant for the years discussed in this proxy statement. The committee and the consultant also solicit input from the chief executive officer on subjective considerations such as individual performance and perceptions of internal equity that he believes should be taken into account in individual cases. On the basis of the market data, management input and the consultant’s knowledge of trends and developments in compensation design, the consultant annually prepares recommendations regarding the material elements of senior management direct compensation for the compensation committee’s consideration. The final compensation decision rests with the committee.

In recent years, the committee has approached its analysis of senior management compensation from the perspective of total direct compensation (consisting of base salary, annual incentives and long-term, stock-based incentives). It has assessed the competitiveness of the Company’s executive compensation as compared to (i) a peer group of public companies identified by the compensation committee’s consultant with input from the committee and (ii) data reported in published surveys from companies in the retail industry with annual revenues and market capitalization similar to the Company’s, giving a 50/50 weighting to the peer group and survey data. In connection with the analysis for Fiscal 2010, the committee selected a peer group consisting of the following footwear and apparel companies, which the committee considered relevant for comparison because of the nature of their businesses or target markets, their size and market value, and the likelihood that the Company competes against them for management personnel: Aeropostale, Inc.; Brown Shoe Company, Inc.; DSW Inc.; The Finish Line, Inc.; Foot Locker Inc.; Pacific Sunwear of California, Inc.; Urban Outfitters Inc.; and Wolverine World Wide Inc. The committee chose a new peer group for the Fiscal 2010 analysis primarily because, after certain of the footwear companies in the former peer group had been acquired or gone private and thus ceased to publish compensation information, the committee believed that the former peer group was too heavily weighted toward apparel companies to serve as a fully relevant comparison to the Company. The change in the composition of the peer group did not result in a material difference in the market midpoint data or in Longnecker’s recommendation with respect to any named executive officer’s compensation for Fiscal 2010.

2. Chief Executive Officer Transition.  Robert J. Dennis was named chief executive officer of the Company effective August 1, 2008. In connection with his assumption of that office, his annual base salary was set at $750,000, an increase of approximately 26% over his base salary as chief operating officer, and $5,000 above the Fiscal 2009 base salary of his predecessor as chief executive officer, Hal N. Pennington. His target annual incentive was set at $600,000, with the actual payment to be determined based on the performance of the Company under its Management Incentive Compensation Plan for corporate staff participants. See “Elements of Direct Compensation — Annual Incentive Compensation,” below.

The compensation committee also approved a grant of 26,057 shares of restricted stock to Mr. Dennis under the Company’s Amended and Restated 2005 Equity Incentive Plan (the “2005 Equity Plan”) effective on August 1, 2008. The shares subject to the award will vest on the following dates: August 1, 2009 (12,677 shares), August 1, 2010 (12,677 shares) and August 1, 2011 (703 shares). Due to a shortage of shares available for grant under the 2005 Equity Plan, the committee also conditionally approved a grant of 24,649 shares of restricted stock to Mr. Dennis, subject to and effective upon shareholder approval of an increase in the number of shares available for grant. If the proposed 2009 Equity Incentive Plan is approved by shareholders, shares subject to the award will vest on the following dates: August 1, 2011 (11,973 shares) and August 1, 2012 (12,676 shares). In approving both of these grants, the committee’s goal was to award Mr. Dennis a total of 50,706 restricted shares that would vest in approximately equal installments over a four-year period. The total value of a 50,706 share award at August 1, 2008, was $1,507,996.44.

In formulating its recommendations for Mr. Dennis’ compensation as chief executive officer, Longnecker considered market data consisting of 50% published survey data and 50% data from the peer group used for Fiscal 2009, consisting of Abercrombie & Fitch Co.; American Eagle Outfitters, Inc.; Brown Shoe Company, Inc.; Charming Shoppes, Inc.; Chicos FAS, Inc.; Children’s Place Retail Stores, Inc.; Collective Brands, Inc.; Retail Ventures, Inc.; and The Talbots, Inc. Mr. Dennis’ base salary as chief executive officer was set at 76% of the market midpoint, his target annual incentive at 56% of the market midpoint, his long-term incentive target at 79% of the market midpoint, and his total direct compensation at 75% of the market midpoint. The committee considered the fact that Mr. Dennis was new to the role of chief executive officer, the percentage increase from his compensation in his prior role as chief operating officer, and the compensation of the previous chief executive officer in setting his initial compensation levels relative to the market data.

Mr. Pennington remains employed as executive chairman of the Company at an annual base salary of $225,000 and an annual incentive target of $75,000 for Fiscal 2010.

2. Elements of Direct Compensation.  Direct compensation to the Company’s executive officers consists of annual base salary, annual incentive bonuses and long-term incentives in the form of stock-based awards. The compensation committee generally seeks to pay base salaries at or slightly below the market median, using the bonus to provide the prospect of above-median cash compensation for superior performance against annual benchmarks. Additionally, certain features of the bonus plan are intended to encourage a longer-term focus, as is the long-term incentive element of the compensation program. The long-term incentive element is stock-based, intended to align management’s interests with those of the shareholders. The compensation committee also considers targeted total cash levels (base salary plus the target bonus) and total direct compensation (total cash plus the targeted value of long-term incentives) in relation to the peer group companies and the survey data.

A. Base Salary.  The Company pays base salaries to its employees in order to provide a level of assured compensation reflecting an estimate of the value in the employment market of the employee’s skills and the demands of his or her position. Consistent with the compensation committee’s goal to set base salaries at or slightly below the market midpoint, the consultant’s survey and peer group data for Fiscal 2009 indicated that base salaries for the senior management group (excluding the chairman, whose position and responsibilities were not meaningfully comparable to the peer group and survey data) in the aggregate were at 86% of the midpoint. The range within the group was from 63% to 100% of the midpoint. For Fiscal 2010, the committee set base salaries for the named executive officers ranging from 66% to 104% of the midpoint. Distribution within the range reflects a combination of individual officers’ compensation history, the committee’s assessment of the likely current market for the individual officers’ particular skills and experience, and other subjective factors. Consistent with the objective of controlling compensation expense, the named executive officers’ base salary increases for Fiscal 2010 (excluding the chairman’s, which remained at $225,000) averaged approximately 4.6%.

B. Annual Incentive Compensation. (i) Overview.  Executive officers other than the chief executive officer participate in the Company’s Management Incentive Compensation Plan, which is designed to reward increasing earnings in an amount sufficient to provide a return on incremental capital greater than the Company’s cost of capital. (The compensation committee has historically awarded the chief executive officer’s annual bonus on the same basis as if he were a corporate business unit participant in the plan and has voted to do so with respect to Fiscal 2010, as well.) The plan also incorporates incentives for individual strategic objectives that may not be immediately reflected in the annual financial performance of the participant’s business unit, as well as incentives designed to reward senior operational management for their contributions to corporate interests that may be broader than those of their individual business units. The compensation committee reviews and adopts the plan with input from its independent consultant and from senior management. The consultant makes recommendations with regard to target bonus levels based on its peer group and survey comparisons of target bonuses as a percentage of base salary and total targeted cash compensation. The compensation committee sets the targets.

(ii) Bonus Targets.  Target bonuses for all the named executive officers other than the chairman and the chief executive officer remain at 60% of base salary for Fiscal 2010. The chief executive officer’s target bonus was set at 80% of base salary and the chairman’s at approximately 30% of base salary for Fiscal 2010. The Fiscal 2009 targets for the named executive officers ranged from 67% to 80% of the market midpoint for annual incentive pay identified by the compensation committee’s consultant’s data.

(iii) Award Components.  The named executive officers participating in the Fiscal 2009 Management Incentive Compensation Plan were eligible to receive a fraction or multiple of their target awards based on the factors described below. Bonuses earned can be negative, offsetting awards carried over from prior years or, subject to certain limitations described below, awards from future years. Presidents of the Company’s operating divisions were eligible to earn cash awards equal to the sum of (a) 50% of their bonus targets multiplied by a factor determined by changes in Economic Value Added (EVA1) for their respective business units for the year, (b) 25% of the targets multiplied by a factor determined by the EVA change for the Company as a whole, and

1 EVA is a trademark of Stern Stewart & Co.

(c) 25% of the targets multiplied by (i) the business unit EVA change factor and (ii) the percentage of achievement of individual strategic goals (discussed in greater detail below) agreed upon by the participant and the chief executive officer during the first quarter of the fiscal year. Heads of corporate staff departments were eligible to receive cash awards equal to the sum of (a) 75% of their bonus targets multiplied by the EVA change factor for the Company as a whole and (b) 25% of their bonus targets multiplied by their business unit EVA change factor and the product multiplied by their percentage of achievement of their individual performance goals. See “Bonus Calculation Factors,” below, for additional information on the performance factors for each primary business unit and for the Company as a whole for Fiscal 2009.

(iv) EVA Calculations.  EVA is determined by subtracting from a business unit’s net operating profit after taxes (NOPAT) a charge of 12% of the average net assets (total assets minus non-interest bearing current liabilities) employed to generate the profit. The 12% capital charge is the Company’s estimate of its weighted average cost of debt and equity capital. The plan is designed to encourage efficient use of assets, since profit improvement that is less than 12% of the incremental net assets employed reduces the participant’s bonus. Incentive awards are determined by the amount of actual EVA change during the year relative to EVA change targets for the year.

NOPAT and net assets employed for incentive plan purposes are not necessarily the same as the corresponding accounting measures calculated in accordance with generally accepted accounting principles for financial reporting purposes. The Company’s NOPAT for purposes of the EVA Plan in Fiscal 2009 is equal to Earnings from operations excluding the “Gain from settlement of merger-related litigation” and “Restructuring and other, net” lines on the Consolidated Statement of Earnings, plus terminated merger-related expenses of $8.0 million, stock-based compensation expense of $7.7 million, $3.8 million gain on a terminated lease, $1.7 million related to the introduction of the Johnston & Murphy women’s line, and $2.0 million related to infrastructure costs incurred to support an upgrade to retail store point of sale and special order systems, less taxes at the Company’s 39% effective rate for the year. Stock option expense was excluded in the calculation of NOPAT because applicable accounting standards did not require expensing of options when the applicable performance intervals for the EVA Plan were last calibrated. Interest expense is excluded from the calculation because it would be duplicative of the 12% capital charge discussed above. The point of sale upgrade costs and the Johnston & Murphy women’s line costs are excluded as a strategic investment with a multi-year expected return. The gain on the terminated lease was included in NOPAT because in the committee’s judgment the buyout transaction essentially monetized future expected earnings from the retail store that operated in the leased premises. Merger-related expenses and the gain from the settlement of merger-related litigation are excluded because in the judgment of the committee plan participants did not control the decision to enter into the merger agreement with The Finish Line and the expenses associated with the decision, and the gain from the litigation would skew the performance measures the EVA Plan is designed to reflect.

(v) Bonus Calculation Factors.  The following table shows for each of the Company’s primary business units in Fiscal 2009: (a) the amount of EVA improvement required to earn a target bonus award, (b) the incremental EVA change required to earn each additional whole-number multiple of the target, (c) the actual EVA for the business unit, and (d) the multiple of the target bonus actually earned. Fractional multiples are earned for incremental changes less than the full improvement interval shown in column (b). Negative bonuses accrue for shortfalls from the target improvement (column (a)) in proportion to the interval shown in column (b). One of the six business units accrued negative bonuses for Fiscal 2009. See the discussion under the heading “Bonus Bank,” below for the consequences of a negative bonus. As discussed below, named executive officers with responsibilities for more than one business unit receive incentive compensation reflecting the weighted average EVA changes in all the relevant business units.

		(b)
	(a)	FY 2009
	FY 2009	Incremental	(c)	(d)
	Target EVA	Improvement	FY 2009	FY 2009 Bonus
Business Unit	Improvement	Interval	EVA Change	Multiple
	($)	($)	($)

Corporate Total	1,648,000	6,544,000	(2,454,000)	.37
Hat World Group	691,000	1,493,000	2,415,000	2.15
Journeys Group	442,000	2,048,000	(206,000)	.68
Underground Station Group	103,000	1,156,000	1,913,000	2.57
Johnston & Murphy Group	329,000	982,000	(6,631,000)	(6.09)
Licensed Brands	96,000	450,000	91,000	.99

Each business unit’s target for EVA improvement (shown in column (a), above) is determined in advance by allocating the Company’s total expected EVA improvement among all its business units. The Company calculates the amount of EVA improvement which it believes is “expected” by the market from the amount by which its current market value exceeds the capitalized value of current EVA plus invested capital — in other words, the amount of value associated with the Company’s future growth. Target EVA improvement is the amount of improvement required to give investors a cost of capital return on this future growth value, and thus on the market value of their investment. The incremental improvement interval (shown in column (b), above), is both the amount of additional EVA improvement above the amount in column (a) that is required to earn a bonus of two times the participant’s target and also the amount of shortfall from the column (a) target that will result in a zero bonus. The calibration of the intervals shown in column (b) reflects an effort to give the business units approximate shares of above-target EVA improvement with some adjustment for differences in unit size, and a similar likelihood of multi-year zero bonuses.

Recalibration of the targets and intervals shown in columns (a) and (b) tends to penalize business units with stronger performance by increasing the amount of EVA improvement required for them to earn bonuses, while rewarding worse performers by decreasing the amounts required for them to earn bonuses. To mitigate this performance penalty, the Company does not recalibrate the targets and intervals every year. They were last calibrated at the beginning of Fiscal 2005 (except for an adjustment at the corporate level for a small acquisition in Fiscal 2007).

Each participant’s business unit is assigned by the chief executive officer, who also determines the weighting of the various business unit components for participants with responsibility for multiple units. In Fiscal 2009, Mr. Gulmi was assigned to the Corporate Total business unit, as was Mr. Dennis for the period prior to his being named chief executive officer. Mr. Estepa’s business unit allocation was 75% Journeys Group and 25% Underground Station Group. Mr. Caplan’s business unit allocation was 67% Johnston & Murphy Group and 33% Licensed Brands. (As noted above, a portion of Mr. Caplan’s and Mr. Estepa’s bonuses is determined by multiplying 25% of their targets by the Corporate Total multiple, and 25% of all the named executive officers’ awards are subject to reduction for non-achievement of individual performance factors.)

(vi) Individual Strategic Objectives.  As noted above, the payment of a portion of each participant’s annual incentive award for EVA improvement is contingent on his or her achievement of individual strategic goals agreed upon in advance with the participant’s supervisor. Failure to achieve these strategic objectives can reduce a Management Incentive Compensation Plan award that is otherwise payable, but cannot serve to increase the amount of any such award. Individual strategic goals for the named executive officers typically involve initiatives that the executive officer group considers important to the long-term prospects of the participants’ business units, but that may not be adequately incented by the portion of the bonus calculated on current financial performance. Examples include retail divisions’ opening a targeted number of new retail stores on schedule and planning for the launch of new retail concepts or of new product lines such as the Johnston & Murphy women’s line referred to above. No individual strategic goal was material to any named executive officer’s compensation or to any component of it in Fiscal 2009. The participant’s supervisor, generally in consultation with the participant, determines whether and to what extent the participant’s individual strategic goals have been met. Certain strategic goals are quantitative, allowing an objective determination of the extent to which they are achieved, while others are more qualitative in nature, requiring a subjective determination of achievement. The plan permits full credit for strategic goals if they have been at least 95% achieved. Each of the named executive officers received full credit for his strategic goals for Fiscal 2009.

No portion of the award for achievement of individual strategic goals is ordinarily to be paid unless some portion of the applicable award for operating results is earned, although the plan authorizes the committee to consider exceptions for extraordinary strategic successes upon the recommendation of the chief executive officer. No exceptions of this nature have ever been made.

(vii) Bonus “Bank.”  The plan includes the following “bonus bank” feature: awards for better than expected EVA are uncapped and “negative awards” for worse than expected results are possible. Any award in excess of three times the target bonus and any negative award is credited to the participant’s account in the bonus bank. Each year, a participant will receive a payout equal to (i) the current year’s award, up to three times the target, plus (ii) one third of any amount in excess of three times the target in the current year, and (iii) the current installments of banked awards from previous years, if any, which are paid out in three equal annual installments. If the participant’s bonus bank balance is negative, 50% of any positive award in excess of two times the target will be applied toward “repaying” the negative balance and 50% will be paid out to the participant. Any negative balance from a single year will be canceled to the extent not repaid after three years. If the current year’s award is negative, any positive balance in the participant’s bank is applied against it. Any positive balance is forfeited if the participant voluntarily resigns from employment by the Company or is terminated for cause. The committee believes that the “bonus bank” feature of the plan offers improved incentives for management to focus on building long-term value in the Company, and that the forfeiture provisions aid the retention of key employees. Including Fiscal 2009 payouts and accruals, bonus bank balances for the named executive officers are as follows:

Jonathan D. Caplan	$(500,097)
Robert J. Dennis	(1,432,767)
James C. Estepa	(2,196,972)
James S. Gulmi	(840,960)
Hal N. Pennington	(2,299,999)

Bonuses reported in column (g) of the Summary Compensation Table below are bonuses actually earned for the years indicated, disregarding any deferrals of current awards of any payouts of previously deferred amounts pursuant to the “banking” feature of the plan. Named executive officers’ payouts for Fiscal 2009 did not include any amounts deferred in prior years.

(viii) CEO Annual Incentive Compensation.  While the chief executive officer is not a participant in the Management Incentive Compensation Plan because of his role in establishing performance objectives under the plan, the compensation committee has historically awarded him a bonus calculated using the multiple earned by corporate staff participants in the plan and adopted a resolution declaring its intent to do so for Fiscal 2010. Consequently, Mr. Dennis’s payouts, if any, for Fiscal 2010 and 2011 will potentially be reduced by the “banking” mechanism described above to the extent that they would otherwise exceed two times the target.

C. Stock-based Compensation.  Grants of stock options and restricted stock to key executives of the Company including the named executive officers are intended to provide them with an incentive to make decisions which are in the long-term best interests of the Company and thus to balance the shorter-term annual cash incentive component of executive compensation. Stock-based compensation is also intended to align the financial interests of management with those of the Company’s shareholders, since the value of an option or a share of restricted stock is dependent upon the Company’s performance and the recognition of that performance in the market for the Company’s stock.

Stock-based incentive awards, including restricted stock and/or options, are typically granted to executive officers and other key employees once annually. The compensation committee does not attempt to time option grants in relation to the Company’s release of material information. For more than a decade, until Fiscal 2008, when the committee did not make the customary annual option grants because of a pending, and since-terminated merger, the committee has made annual option grants as part of its annual compensation planning meeting held in conjunction with the regularly scheduled October board meeting. The committee met after termination of the merger in March 2008 and awarded grants of restricted stock to the Company’s management, including the named executive officers. Because of a shortage of shares available for grant under the 2005 Equity Plan, the committee did not resume its practice of granting stock-based incentive awards in October in Fiscal 2009. If the proposed 2009 Equity Incentive Plan is approved by shareholders, the grant of 24,649 shares of restricted stock to Mr. Dennis contingently approved upon his appointment as chief executive officer (see “Chief Executive Officer Transition,” above) would automatically become effective, and the committee may also elect to grant restricted stock and/or options before October 2009. The committee has also occasionally made grants to newly-hired key employees at its next meeting after their employment commenced. All option grants carry an exercise price equal to the fair market value of the underlying stock on the actual date of grant. Grants of all options currently outstanding provide that they would become exercisable in annual installments of 25% of the total number of shares subject to the options granted. Annual vesting requires the executive to remain employed by the Company for the entire four-year vesting period to realize fully the gain on the total number of shares covered by the option. Options granted under the Company’s 2005 Equity Plan expire ten years after the date of grant, as would options granted under the proposed 2009 Equity Incentive Plan.

Prior to the adoption in 2006 of FAS 123(R) (an accounting standard requiring that employee stock options be reflected as compensation expense in issuing companies’ financial statements), employee options that satisfied certain criteria, unlike restricted stock, did not involve compensation expense. Consequently, options were the Company’s favored form of stock-based compensation. Restricted stock became a component of the compensation of all executive officers (including the named executive officers) in Fiscal 2006. The committee substituted for a portion of the shares that had in previous years been granted as options a lesser number of restricted shares subject to forfeiture upon termination of the grantee’s employment prior to vesting, which generally occurs in four equal annual increments. Because no stock-based compensation had been granted during Fiscal 2008, the committee made the March 2008 grants subject to risk of forfeiture lapsing with respect to the shares in three equal annual increments rather than the usual four.

The committee believes that the inclusion of restricted stock in the stock-based component of executive compensation better aligns the interests of management with those of shareholders. Because options have no value to the employee if the market price of the Company’s stock is at or below the exercise price, the use of options as the exclusive form of stock-based compensation may lead to an exaggerated perception of downside risk and greater risk aversion on the part of option holders as compared to shareholders. Additionally, because the compensation committee believes that shares of restricted stock represent a greater value to recipients upon grant than do options, fewer shares of restricted stock than options may be granted, resulting in lower earnings per share dilution than a stock-based compensation program consisting solely of options. In March 2008, the committee made awards consisting solely of restricted stock because the number of shares available for grant under the 2005 Equity Plan was insufficient to reach the target long-term incentive value for the grantee population if stock options were included in the grants. The committee will likely award a combination of restricted stock and options when additional shares become available for grant, since it believes that options (which have value to grantees only to the extent that the market price of the Company’s stock rises after the grant date) constitute a valuable incentive to work for increased shareholder value.

As with other elements of direct compensation, the compensation committee has primarily considered peer group and survey comparison data to determine the magnitude of stock-based compensation awards. It has in recent years considered the targeted long-term value of the award, assuming a five-year holding period and 15% annual appreciation (i) as a multiple of each named executive officer’s base salary and (ii) as a component of total direct compensation, in comparison to the peer group and survey data. (These assumptions are for comparison purposes only, and do not represent a forecast of future performance or the period for which stock granted will be retained. The targeted long-term value considered by the committee is not the value reported in columns (e) and (f) of the Summary Compensation Table, below, which represents the compensation expense calculated pursuant to FAS 123(R) of restricted shares and options granted in prior years that vested during each of the fiscal years indicated in the table.) The March 2008 grants’ targeted long-term value (which will be realized only to the extent that 15% annual appreciation in the value of the Company’s stock is achieved and the named executive officer remains employed and holds the stock granted for the five-year period assumed) represented 2.75 times base salary for the chief executive officer, 2.0 times base salary for the chief operating officer and 1.75 times base salary for each of the other named executive officers.

In Fiscal 2008, the nominating and governance committee of the Company’s board adopted share ownership guidelines for directors and executive officers, including the named executive officers. The guidelines require that named executive officers hold at least the number of shares specified below:

Chief Executive Officer	60,000 shares
Chief Operating Officer	30,000 shares
Chief Financial Officer	20,000 shares
Senior Vice Presidents-Operations	20,000 shares

The guidelines allow covered executives up to five years from their adoption (or from subsequently appointed executives’ appointment dates) to comply with the guidelines. Restricted stock grants and vested stock option awards may be used to satisfy the guidelines, consistent with the intent that such awards align executive officers’ interests with those of shareholders.

4. Other Compensation.

A. Change of Control Arrangements and Severance Plan.

(i) Change of Control.  All the named executive officers are parties to employment protection agreements. The agreements become effective only in the event of a change of control, which will be deemed to have occurred if a person or group acquires securities representing 20% or more of the voting power of the Company’s outstanding securities or if there is a change in the majority of directors in a contested election. Each agreement provides for employment by the Company for a term of three years following a change of control. In the event that the executive’s employment is terminated under certain circumstances during the contractual employment period after a change of control, the executive is entitled to a lump sum payment and the continuation of certain benefits, as described below under the heading “Change of Control Arrangements, Employment Agreements and Severance Plan.” Additionally, all stock options and restricted stock granted by the Company under the Company’s equity incentive plans become immediately vested and (in the case of options) exercisable upon a change of control as defined in the plans.

The Company believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are a product of a generally competitive recruiting environment within our industry. The Company also believes that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our shareholders.

(ii) Severance Plan.  The Company maintains a Severance Plan for monthly-paid salaried employees to provide for certain benefits to covered employees (including the named executive officers) in the event of a Company-initiated separation from the Company other than for cause (as defined in the severance plan). Under the terms of the plan, an eligible employee is entitled to one week of base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. The Severance Plan is discussed in further detail under the heading “Change of Control Arrangements, Employment Agreements and Severance Plan.”

B. Defined Benefit, Defined Contribution and Deferred Income Plans.

(i) Defined Benefit Plan.  The Genesco Retirement Plan is a noncontributory, qualified pension plan. Prior to December 31, 1995, it provided retirement benefits to eligible participants based on a formula taking into consideration the average of the ten highest consecutive years’ earnings of the participant, years of benefit service and other factors.

Effective January 1, 1996, the Retirement Plan was amended to establish a cash balance formula. Benefits earned prior to that date under the 10-year average formula were preserved as of that date. Effective January 1, 2005, the cash balance formula was frozen and benefit accruals ceased. Beginning in 2005, participant accounts are credited annually with the lesser of (a) 7% or (b) the annual rate of interest on 30-year Treasury securities for the month of December immediately preceding the Plan Year for which the rate applied. The Company makes a supplemental, “makeup” payment outside the Retirement Plan equal to the amount, if any, by which (a) exceeds (b), and the amount of other contributions that were lost when the Retirement Plan was frozen, equal to 2.5% of compensation up to the Social Security wage base and 4% of compensation above it. For Fiscal 2009, the named executive officers who are participants in the Retirement Plan received the following “makeup” payments:

Mr. Pennington	$14,122
Mr. Gulmi	$14,122
Mr. Estepa	$14,122
Mr. Caplan	$11,417

A participant had no vested benefits under the Retirement Plan until he or she had five years’ service with the Company. Because he had no vested benefits under the Retirement Plan as of January 1, 2005, Mr. Dennis is not a participant in the Retirement Plan.

The years of benefit service of the participating named executive officer, frozen at January 1, 2005, are: Hal N. Pennington — 43 years; Jonathan D. Caplan — 12 years; James C. Estepa — 20 years; and James S. Gulmi — 33 years. The Internal Revenue Code limited the amount of salary which was taken into account in calculating Retirement Plan benefits. Taking into account the preserved benefits under the average of the ten highest years and the accumulated funds in cash balance formula, and assuming that the participant’s accrued benefits at normal retirement are taken in the form of single life annuity, the estimated annual benefit payable for each participating named executive officer at retirement is as follows: Mr. Pennington — $68,395; Mr. Caplan — $10,146; Mr. Estepa — $26,462; and Mr. Gulmi — $62,125.

(ii) Defined Contribution Plan.  The Company also offers to all employees (including the named executive officers) a voluntary defined contribution plan designed to comply with Section 401(k) of the Internal Revenue Code of 1986. Participants in the plan (including all the named executive officers) may defer a percentage of their qualifying pre-tax compensation for each year. Beginning with calendar year 2006, the

Company has made a matching contribution equal to 100% of deferrals up to 3% of compensation (limited to $230,000) plus 50% of the next 2% of compensation (similarly limited) deferred.

In Fiscal 2009, each of the named executive officers received a matching contribution of $9,200.

Such amounts are included in column (i) of the “Summary Compensation Table,” below. Deferrals and matching contributions to the defined contribution plan may be invested in any of a number of mutual fund investments and in a guaranteed income option. Participants may also self-direct their investments, subject to certain restrictions.

(iii) Deferred Income Plan.  The named executive officers, in addition to other eligible employees, may participate in the Deferred Income Plan. Under this Plan, the participant may elect to defer up to 15% of base salary, 100% of bonus payouts, and 15% of the supplemental “makeup” payment discussed above. Deferrals in the plan are not matched by the Company. The Deferred Income Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation,” below.

C. Perquisites.  The Company provides named executive officers with perquisites and other personal benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.

In connection with his appointment as chief operating officer in Fiscal 2007, the Company reimbursed Mr. Dennis for expenses incurred in connection with his relocation to Nashville, and for income taxes payable on the reimbursement. The Company considers relocation expenses on a case-by-case basis.

In addition to participation in the plans and programs described above, the named executive officers are provided financial or estate planning and tax preparation assistance not to exceed $5,000 per year. The Company pays luncheon club dues for the chairman and chief financial officer to facilitate business entertaining. All employees, including named executive officers, are entitled to a discount on merchandise sold by the Company equal to 40% off the suggested retail price. Additionally, named executive officers are provided with life insurance with a death benefit of up to $90,000 and participate in a supplemental medical and dental insurance plan available to middle- and senior-management employees that covers deductibles, co-payments and certain exclusions under the standard health insurance programs available to all employees.

Attributed costs of the personal benefits described above for the named executive officers are included in column (i) of the “Summary Compensation Table,” below.

4. Tax Considerations.

(i) Tax Deductibility of Compensation.  The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is not performance-based and that is paid to certain individuals. The committee may choose to approve compensation that will not meet these requirements when it considers the potential benefit to the Company to exceed the value of the tax deduction.

(ii) Nonqualified Deferred Compensation.  On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law. This act added Section 409A to the Internal Revenue Code of 1986, as amended (“Section 409A”), which changed the tax rules applicable to nonqualified deferred compensation arrangements. Final regulations (the “Final Regulations”) published under Section 409A became effective on January 1, 2009. The Company believes that it has operated in good faith compliance with Section 409A (which was effective January 1, 2005) and the transition relief provided by the Internal Revenue Service through January 1, 2009. In addition, the Company intends to operate in compliance with the Final Regulations beginning on January 1, 2009 and thereafter. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation,” below.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

By the Committee:

Matthew C. Diamond, Chairman
Leonard L. Berry
Marty G. Dickens
Kathleen Mason

The foregoing report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2009, no member of the compensation committee had at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the compensation committee or entities whose executives serve on the board of directors or the compensation committee that require disclosure under applicable SEC regulations.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for Fiscal 2009, Fiscal 2008 and Fiscal 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)(2)	(e)(3)	(f)(4)	(g)(5)	(h)(6)	(i)(7)	(j)

Hal N. Pennington	2009	768,333	-0-	1,111,429	351,577	227,524	-0-	50,730	2,509,593
Chairman	2008	750,000	-0-	837,287	671,577	-0-	21,445	50,340	2,330,649
	2007	720,000	759,000	848,536	953,195	-0-	85,258	43,400	3,409,389
Robert J. Dennis	2009	670,833	-0-	832,254	208,841	188,052	-0-	27,519	1,927,499
President and Chief	2008	575,000	-0-	500,944	368,355	-0-	-0-	21,747	1,466,046
Executive Officer	2007	500,000	-0-	507,872	334,624	462,000	4,993	288,708	2,098,197
James S. Gulmi	2009	392,732	-0-	346,649	98,065	84,284	-0-	39,769	961,499
Senior Vice President	2008	378,788	-0-	257,228	155,502	-0-	56,049	34,113	881,680
Finance, Chief Financial Officer and Treasurer	2007	350,000	-0-	260,672	189,401	217,800	75,995	44,769	1,138,637
Jonathan D. Caplan	2009	309,167	-0-	281,625	103,908	-0-	-0-	32,733	727,433
Senior Vice President	2008	300,000	-0-	212,634	175,704	326,417	7,326	32,270	1,054,351
	2007	290,000	-0-	215,488	226,098	396,825	68,028	29,375	1,225,814
James C. Estepa	2009	533,333	-0-	541,552	170,321	306,876	-0-	37,282	1,589,364
Senior Vice President	2008	515,000	-0-	445,028	304,215	-0-	15,281	36,769	1,316,293
	2007	495,000	-0-	451,466	409,364	295,584	775	33,237	1,685,426

(1)	The amounts in column (c) include salary voluntarily deferred in the Defined Contribution Plan and the Deferred Income Plan described under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above, in the following amounts:

	Amount Deferred
Name	Fiscal 2009	Fiscal 2008	Fiscal 2007

Hal N. Pennington	$17,451	$12,531	$34,123
Robert J. Dennis	21,229	116,947	406,816
James S. Gulmi	86,174	68,855	150,681
Jonathan D. Caplan	62,028	52,382	151,231
James C. Estepa	29,277	12,916	21,028

(2)	Mr. Pennington’s annual incentive pay for Fiscal 2007 is reported in column (d) because it was technically in the discretion of the compensation committee, although the committee awarded his bonus for Fiscal 2007 on the same basis as if he had been a corporate staff participant in the EVA Incentive Plan and had never awarded the bonus on any other basis.

[Footnotes continued on next page.]

(3)	The amounts in column (e) are the dollar amounts of restricted stock awards under the 2005 Equity Incentive Plan that were recognized for financial statement reporting purposes for the applicable fiscal years pursuant to FAS 123(R). They thus include amounts related to portions of awards granted both in the year in which the recognition occurred and in prior years. Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for Fiscal 2009 included in the Company’s annual report on Form 10-K filed with the SEC on April 1, 2009.

(4)	The amounts in column (f) are the dollar amounts of option awards under the 1996 Stock Incentive Plan and the 2005 Equity Incentive Plan that were recognized for financial statement reporting purposes for the applicable fiscal year pursuant to FAS 123(R). They thus include amounts related to portions of awards granted both in the year in which the recognition occurred and in prior years. Assumptions used in the calculation of these amounts are included in footnote 14 to the Company’s audited financial statements for Fiscal 2009 included in the Company’s annual report on Form 10-K filed with the SEC on April 1, 2009.

(5)	The amounts in column (g) are cash awards under the Company’s EVA Incentive Plan, discussed in greater detail under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis” section above or, in the case of Mr. Pennington, his annual incentive award determined on the same basis as if he were a corporate staff participant in the EVA Incentive Plan. They include amounts voluntarily deferred by the named executive officers in the Company’s Defined Contribution Plan and Deferred Income Plan, discussed under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above. They also include, in the case of Mr. Caplan for Fiscal 2007, $6,825 mandatorily “banked” pursuant to the terms of the EVA Incentive Plan, as described above, $1,516.67 of which was paid out in conjunction with his Fiscal 2008 award and the balance of which was eliminated by a negative award for Fiscal 2009. Mr. Dennis also received a cash payment of $112,833, representing a portion of his incentive award earned for Fiscal 2005 that was previously mandatorily “banked” under the terms of the EVA Incentive Plan, in conjunction with his Fiscal 2007 award. Of the amounts reported in column (g), the named executive officers elected to defer the following amounts in the Salary Deferral Plan and/or the Deferred Income Plan:

	Amount Deferred ($)
Name	Fiscal 2009	Fiscal 2008	Fiscal 2007

Hal N. Pennington	$11,376	N/A	N/A
Robert J. Dennis	9,403	N/A	$109,400
James S. Gulmi	24,232	N/A	75,764
Jonathan D. Caplan	N/A	-0-	69,020
James C. Estepa	12,887	N/A	13,277

[Footnotes continued on next page.]

(6)	The amounts in column (h) are the sum of (a) any actuarial increase in the present value of the named executive officers’ benefits under the Genesco Retirement Plan, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements and (b) the amount of earnings or loss on nonqualified deferred compensation under the Company’s Deferred Income Plan described under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” above that exceed 120% of the applicable federal long-term interest rate. Negative changes in the actuarial value of Retirement Plan benefits are not reflected in column (h).

For each of the named executive officers, the components of the sum reported in column (h) are as follows:

	(a)			(b)
	Change in Present Value			Excess Deferred Income
	of Pension Benefits			Plan Earnings
	($)			($)
Name	Fiscal 2009	Fiscal 2008	Fiscal 2007	Fiscal 2009	Fiscal 2008	Fiscal 2007

Hal N. Pennington	-0-	-0-	-0-	(297,993)	21,445	85,258
Robert J. Dennis	-0-	-0-	-0-	(154,302)	(17,683)	4,993
James S. Gulmi	-0-	56,049	17,712	(377,859)	(3,991)	58,283
Jonathan D. Caplan	-0-	7,326	3,642	(327,189)	(42,744)	64,386
James C. Estepa	-0-	15,281	775	-0-	-0-	-0-

(7)	The amounts in column (i) include, for each executive officer, life, medical, dental and long-term disability insurance premiums paid by the Company, matching contributions to the Company’s 401(k) Plan, and an employee discount on merchandise sold by the Company that is available to all full-time employees. For all the named executive officers except Mr. Dennis, the amounts in column (i) include the supplemental retirement payment discussed under the heading “Defined Benefit, Defined Contribution and Deferred Income Plans,” and the premiums for a basic amount of long-term care insurance available to all employees. For Mr. Gulmi, they include matching charitable contributions up to $600 per employee, available to all employees. For Mr. Pennington and Mr. Gulmi, the amounts include luncheon club dues. For Mr. Pennington and Mr. Gulmi, they include financial planning and tax preparation services, and for Mr. Dennis and Mr. Estepa, tax preparation services.

GRANTS OF PLAN BASED AWARDS FOR FISCAL 2009

The following table shows, for each of the named executive officers, information regarding their target awards under the Company’s EVA Incentive Plan for Fiscal 2010 and grants of restricted stock under the 2005 Equity Plan in Fiscal 2009.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise
					Number of	Number of	or Base	Grant Date
					Shares of	Securities	price of	Fair Value
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Stock or	Underlying	Option	of Stock
		Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	Awards
(a)	(b)	(c)(1)	(d)	(e)	(f)(2)	(g)	(h)	(i)

Hal N. Pennington	N/A		$75,000		—	—	—	—
	March 11, 2008	—	—	—	62,079	—	—	$1,251,513
Robert J. Dennis	N/A		$622,800		—	—	—	—
	March 11, 2008	—	—	—	34,887	—	—	$703,322
	August 1, 2008	—	—	—	26,057	—	—	$774,935
James S. Gulmi	N/A		$245,383		—	—	—	—
	March 11, 2008	—	—	—	20,214	—	—	$407,514
Jonathan D. Caplan	N/A		$198,000		—	—	—	—
	March 11, 2008	—	—	—	15,904	—	—	$320,625
James C. Estepa	N/A		$333,198		—	—	—	—
	March 11, 2008	—	—	—	27,448	—	—	$553,352

(1)	Columns (c), (d) and (e) relate to the Company’s EVA Incentive Plan. As discussed in detail under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis,” potential awards are uncapped (although any award in excess of three times the target is mandatorily deferred and at risk for future performance) and negative awards that may be offset against positive bonus bank balances deferred from past years and from future positive awards are possible. Consequently, no “threshold” (column (c)) or “maximum” (column (e)) is applicable.

(2)	Column (f) reflects awards of restricted stock under the Company’s 2005 Equity Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table shows, for each named executive officer, certain information concerning vested and unvested equity awards outstanding at January 31, 2009. The awards include stock options and restricted stock, as described under the heading “Stock-Based Compensation” in the “Compensation Discussion and Analysis,” above.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised			Units of Stock	Units of Stock
	Options	Options	Option	Option	That Have	That Have
	(#)	(#)	Exercise Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)(3)

Hal N. Pennington	59,034	-0-	16.76	11/13/2012	81,612	1,256,825
	100,000	-0-	17.50	10/21/2013
	75,000	-0-	24.90	10/26/2014
	12,528	4,176	36.40	10/25/2015
	8,774	8,773	38.14	10/24/2016
Robert J. Dennis	40,000	-0-	23.54	04/01/2014	71,435	1,100,099
	40,000	-0-	24.90	10/26/2014
	6,189	2,063	36.40	10/25/2015
	4,892	4,892	38.14	10/24/2016
James S. Gulmi	12,000	-0-	13.19	11/04/2009	26,065	401,401
	6,000	-0-	16.63	10/16/2010
	20,000	-0-	17.00	10/24/2011
	20,000	-0-	16.76	11/13/2012
	20,000	-0-	17.50	10/21/2013
	20,000	-0-	24.90	10/26/2014
	3,488	1,162	36.40	10/25/2015
	2,717	2,717	38.14	10/24/2016
Jonathan D. Caplan	25,000	-0-	16.76	11/13/2012	20,725	319,165
	25,000	-0-	17.50	10/21/2013
	25,000	-0-	24.90	10/26/2014
	2,891	963	36.40	10/25/2015
	2,233	2,233	38.14	10/24/2016
James C. Estepa	12,500	-0-	17.50	10/21/2013	35,711	549,949
	20,000	-0-	24.90	10/26/2014
	4,932	1,644	36.40	10/25/2015
	3,834	3,833	38.14	10/24/2016

(1)	All options were granted under the 2005 Equity Incentive Plan on the dates which are ten years before the expiration dates shown, and vest in four equal annual installments beginning on the first anniversary of the grant date.

[Footnotes continued on next page.]

(2)	The shares of restricted stock vest on the following schedule:

		Restricted Shares
Name	Grant Date	Outstanding	Vesting Increments

Hal N. Pennington	10/25/2005	6,299	6,299 on 10/25/2009
	10/24/2006	13,234	6,617 on 10/24/2009
			6,617 on 10/24/2010
	3/11/2008	62,079	20,693 on 3/11/2009
			20,693 on 3/11/2010
			20,693 on 3/11/2011
Robert J. Dennis	10/25/2005	3,112	3,112 on 10/25/2009
	10/24/2006	7,379	3,690 on 10/24/2009
			3,689 on 10/24/2010
	3/11/2008	34,887	11,629 on 3/11/2009
			11,629 on 3/11/2010
			11,629 on 3/11/2011
	8/1/2008	26,057	12,677 on 8/1/2009
			12,677 on 8/1/2010
			703 on 8/1/2011
James S. Gulmi	10/25/2005	1,753	1,753 on 10/25/2009
	10/24/2006	4,098	2,049 on 10/24/2009
			2,049 on 10/24/2010
	3/11/2008	20,214	6,738 on 3/11/2009
			6,738 on 3/11/2010
			6,738 on 3/11/2011
Jonathan D. Caplan	10/25/2005	1,453	1,453 on 10/25/2009
	10/24/2006	3,368	1,684 on 10/24/2009
			1,684 on 10/24/2010
	3/11/2008	15,904	5,302 on 3/11/2009
			5,301 on 3/11/2010
			5,301 on 3/11/2011
James C. Estepa	10/25/2005	2,480	2,480 on 10/25/2009
	10/24/2006	5,783	2,892 on 10/24/2009
			2,891 on 10/24/2010
	3/11/2008	27,448	9,150 on 3/11/2009
			9,149 on 3/11/2010
			9,149 on 3/11/2011

(3)	Market value is calculated based on the closing price of the Company’s common stock on the NYSE on January 30, 2009 ($15.40).

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table shows, for each named executive officer, certain information about his stock option exercises, if any, and shares of restricted stock that vested, during Fiscal 2009:

	Option Awards			Stock Awards
				Number of
	Number of			Shares
	Shares Acquired	Value Realized		Acquired on	Value Realized
	on Exercise	on Exercise		Vesting	on Vesting
Name	(#)	($)		(#)	($)
(a)	(b)	(c)		(d)	(e)(1)

Hal N. Pennington	40,368	726,942	(2)	42,225	912,482
Robert J. Dennis	-0-	-0-		27,154	586,798
James S. Gulmi	-0-	-0-		13,301	287,435
Jonathan D. Caplan	-0-	-0-		11,008	237,883
James C. Estepa	-0-	-0-		25,520	551,487

(1)	Amounts reflect the product of the closing price of the Company’s common stock on the NYSE on the vesting date times the number of shares vested.

(2)	Amount reflects the difference between (a) the product of (i) the closing price of the Company’s common stock on the NYSE on the exercise date times (ii) the number of shares acquired on exercise, minus (b) the total exercise price for the shares so acquired.

PENSION BENEFITS IN FISCAL 2009

The following table shows, for each of the named executive officers, his number of years credited service and the actuarial present value of his accumulated benefit under the Genesco Retirement Plan, discussed in “Compensation Discussion and Analysis — Defined Benefit, Defined Contribution and Deferred Income Plans,” above. Both credited service and the present value of the accumulated benefit are calculated as of January 31, 2009, the plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for Fiscal 2009. The valuation method and material assumptions reflected in the calculation of the present value of the accumulated benefit are those included in footnote 12 to the Company’s audited financial statements included in the Company’s annual report on Form 10-K, filed with the SEC on April 1, 2009.

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Hal N. Pennington	Genesco Retirement Plan	43	603,406	-0-
Robert J. Dennis	Genesco Retirement Plan	-0-	584,403	-0-
James S. Gulmi	Genesco Retirement Plan	33	-0-	-0-
Jonathan D. Caplan	Genesco Retirement Plan	12	67,037	-0-
James C. Estepa	Genesco Retirement Plan	20	201,019	-0-

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows, for each named executive officer, his contributions to and investment earnings on balances in the Company’s Deferred Income Plan, described under the heading “Deferred Income Plan” in the “Defined Benefit, Defined Compensation, and Deferred Income Plans” section of the “Compensation Discussion and Analysis,” above. Earnings on plan balances are from investments selected by the participants, which may not include Company securities.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at Last
	Last FY	in Last FY	Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Hal N. Pennington	-0-	-0-	(297,993)	-0-	953,620
Robert J. Dennis	-0-	-0-	(154,302)	-0-	349,302
James S. Gulmi	71,288	-0-	(377,859)	-0-	513,221
Jonathan D. Caplan	48,208	-0-	(327,189)	-0-	448,874
James C. Estepa	-0-	-0-	-0-	-0-	-0-

All amounts reported in column (b) are included in the salary reported for each named executive officer in column (c) of the Summary Compensation Table for Fiscal 2009.

Because no named executive officer’s deferred compensation earnings for Fiscal 2009 constituted above-market interest under the disclosure requirements applicable to the Summary Compensation Table, above, none of the amounts reported in column (d) are reflected in column (h) of the Summary Compensation Table.

The amount reported in column (f) includes, for each named executive officer, the following amount reported as compensation in the Summary Compensation Table for each of the three years in the Summary Compensation Table.

	Fiscal 2009	Fiscal 2008	Fiscal 2007

Hal N. Pennington	-0-	-0-	$127,600
Robert J. Dennis	-0-	$393,134	521,209
James S. Gulmi	$71,288	123,219	284,728
Jonathan D. Caplan	48,208	114,057	284,637
James C. Estepa	-0-	-0-	-0-

CHANGE OF CONTROL ARRANGEMENTS, EMPLOYMENT AGREEMENTS
AND SEVERANCE PLAN

All the named executive officers are parties to employment protection agreements. The agreements become effective only in the event of a Change of Control, which is defined as (i) any person (as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any majority owned subsidiary of the Company (a “Subsidiary”) and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”), becomes the beneficial owner of shares of the Company having at least 20% of the total number of votes that may be cast for the election of directors of the Company (the “Voting Shares”); provided, however, that such an event shall not constitute a Change of Control if the acquiring Person has entered into an agreement with the Company approved by the Board which materially restricts the right of such Person to direct or influence the management or policies of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of the Company’s assets or combination of the foregoing transactions (a “Transaction”) other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction (excluding for this purpose any shareholder of the Company who also owns directly or indirectly more than 10% of the shares of the other company involved in the Transaction) continue to have a majority of the voting power in the resulting entity; or (iii) within any 24-month period beginning on or after the date of the agreements, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or of the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this section. Each agreement provides for employment by the Company for a term of three years following a Change of Control. The executive is to exercise authority and perform duties commensurate with his authority and duties immediately prior to the Change of Control. He is also to receive compensation (including incentive compensation) during the term in an amount not less than that which he was receiving immediately prior to the Change of Control. If the executive’s employment is terminated by death or disability during the term of the agreement, he is entitled to receive his accrued but unpaid salary, any deferred compensation, all amounts owing to him under any applicable employee benefit plans, and a bonus equal to the average of the two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), prorated for the number of days in the current fiscal year that the executive was employed. If the executive is terminated for cause or quits voluntarily during the employment period, he is entitled to receive the same compensation payable in case of termination by death or disability, except that the prorated bonus would not be payable.

If the executive’s employment is actually or constructively terminated by the Company without cause during the term of the agreement, the executive will be entitled to receive his base salary through the termination date, and a lump-sum severance allowance equal in Mr. Pennington’s and Mr. Dennis’s case to three times and in the case of the other named executive officers to two times (i) his annual base salary, plus (ii) the average of his two most recent annual bonuses, plus (iii) the present value of the annual cost to the Company of obtaining coverage equivalent to the coverage provided by the Company prior to the Change of Control under any welfare benefit plans (including medical, dental, disability, group life and accidental death insurance) plus the annualized value of fringe benefits provided to the executive prior to the change of control, plus reimbursement for any excise tax owed thereon and for taxes payable by reason of the reimbursement. Amounts payable under the employment protection agreements are to be reduced by any amount received under the general severance plan described below.

All stock options and restricted stock granted by the Company under the Company’s equity incentive plans generally become immediately vested and (in the case of options) exercisable upon a Change of Control as defined in the plans, provided (in the case of certain of the options) that at least six months have lapsed since the date the option was granted.

The following table shows for each of the named executive officers, assuming that a Change of Control, followed by immediate involuntary termination of his employment, occurred on January 31, 2009, the estimated amounts payable with respect to (a) salary and (b) bonus, (c) the value, based on the closing price of the Company’s stock on the NYSE on January 30, 2007 (the last trading day of the fiscal year) of all previously unvested stock options (less the applicable exercise price) and restricted stock subject to accelerated vesting, (d) the estimated value of the payment related to benefits provided under the Change of Control agreement, (e) the non-qualified deferred compensation (which would be paid upon termination for any reason regardless of whether a Change of Control has occurred, under the terms of the Deferred Income Plan), (f) the gross-up related to excise taxes that would have been reimbursable to the officer (assuming a 35% marginal federal income tax rate), and (g) the total of items (a) through (f). The actual awards and amounts payable can only be determined at the time of each executive’s termination of employment.

			Accelerated		Deferred
	Cash		Stock-Based	Estimated	Compensation
	Severance	Bonus	Compensation	Benefits Value	Payout	Tax Gross-Up	Total
	(a)(1)	(b)(2)	(c)(3)	(d)(4)	(e)	(f)(5)	(g)
Name	($)	($)	($)	($)	($)	($)	($)

Hal N. Pennington	2,304,999	682,572	1,256,825	325,534	937,247	-0-	5,507,177
Robert J. Dennis	2,012,499	564,156	1,100,099	118,822	341,366	-0-	4,136,942
James S. Gulmi	785,464	168,568	401,401	138,103	499,761	-0-	1,993,297
Jonathan D. Caplan	618,334	652,834	319,165	103,823	438,168	599,463	2,731,787
James C. Estepa	1,066,666	613,752	549,949	154,391	-0-	-0-	2,384,758

1)	For Mr. Pennington and Mr. Dennis three times, and for all others two times, the annual base salary of the named executive officer as of January 31, 2009.

2)	For Mr. Pennington and Mr. Dennis three times, and for all others two times, the average of the last two annual bonuses earned by the named executive officer.

3)	The value, based on the closing price of the Company’s common stock on the NYSE on January 30, 2009, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

4)	Includes the present value, calculated using the annual federal short-term rate as determined under Section 1274(d) of the Internal Revenue Code of (a) the annual cost to the Company of obtaining coverage under the welfare benefit plans discussed above and (b) the annualized value of fringe benefits provided to the named executive officer immediately prior to January 31, 2009.

5)	Reimbursement of the excise tax payable on the Change of Control payment plus income taxes payable on the reimbursement.

The following table shows, for each of the named executive officers, assuming that a Change of Control, followed by immediate termination of his employment because of death or disability, occurred on January 31, 2009, the estimated amounts payable with respect to (a) salary and (b) bonus, (c) the value, based on the closing price of the Company’s common stock on the NYSE on January 30, 2009 (the last trading day of the fiscal year), of all previously unvested stock options (less the applicable exercise price) and restricted stock subject to accelerated vesting, (d) non-qualified deferred compensation, and (e) the total of items (a) through (d):

			Accelerated	Deferred
	Cash		Stock-Based	Compensation
	Severance	Bonus	Compensation	Payout	Total
	(a)(1)	(b)(2)	(c)(3)	(d)	(e)
Name	($)	($)	($)	($)	($)

Hal N. Pennington	-0-	227,524	1,256,825	937,247	2,421,596
Robert J. Dennis	-0-	188,052	1,100,099	341,366	1,629,517
James S. Gulmi	-0-	84,284	401,401	499,761	985,446
Jonathan D. Caplan	-0-	326,417	319,165	438,168	1,083,750
James C. Estepa	-0-	306,876	549,949	-0-	856,825

1)	Accrued and unpaid salary of the named executive officers at January 31, 2009.

2)	The average of the last two years’ bonuses paid to the named executive officers.

3)	The value, based on the closing price of the Company’s common stock on the NYSE on January 30, 2009, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

The following table shows, for each of the named executive officers, assuming a Change of Control, followed by an immediate voluntary termination or termination for cause of his employment, occurred on January 31, 2009, the estimated amounts payable with respect to (a) salary, (b) the value, based on the closing price of the Company’s stock on the NYSE on January 30, 2009 (the last trading day of the fiscal year), of all previously unvested stock options (less the applicable exercise price) and restricted stock subject to accelerated vesting, (c) non-qualified deferred compensation, and (d) the total of items (a) through (c):

		Accelerated	Deferred
	Cash	Stock-Based	Compensation
	Severance	Compensation	Payout	Total
	(a)(1)	(b)(2)	(c)	(d)
Name	($)	($)	($)	($)

Hal N. Pennington	-0-	1,256,825	937,247	2,194,072
Robert J. Dennis	-0-	1,100,099	341,366	1,441,465
James S. Gulmi	-0-	401,401	499,761	901,162
Jonathan D. Caplan	-0-	319,165	438,168	757,333
James C. Estepa	-0-	549,949	-0-	549,949

1)	Accrued and unpaid salary of the named executive officers at January 31, 2009.

2)	The value, based on the closing price of the Company’s common stock on the NYSE on January 30, 2009, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

General Severance Plan.  The Company maintains a severance plan for monthly-paid salaried employees to provide for certain benefits in the event of a Company-initiated separation from the Company other than for cause (as defined in the plan). Under the terms of the plan, an eligible employee is entitled to one week of his or her base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. If their employment had been terminated without cause as of January 31, 2009, the named executive officers would have been entitled to the following additional severance payments under the plan: Mr. Pennington — $355,385; Mr. Dennis — $100,962; Mr. Gulmi — $181,846; Mr. Caplan — $95,385; and Mr. Estepa — $236,635.

DIRECTOR COMPENSATION

The following table shows, for each director of the Company who is not also a named executive officer, information about the director’s compensation in Fiscal 2009.

					Change in
					Pension
					Value
	Fees				and
	Earned or			Non-Equity	Nonqualified	All
	Paid in	Stock	Option	Incentive Plan	Deferred	Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)(1)	(c)(2)	(d)	(e)	(f)	(g)(3)	(h)

James S. Beard	53,750	37,661	-0-	-0-	-0-	1,872	93,283
Leonard L. Berry	43,750	37,773	-0-	-0-	-0-	1,872	83,395
William F. Blaufuss, Jr.	57,750	37,773	-0-	-0-	-0-	1,872	97,395
James W. Bradford	48,833	37,661	-0-	-0-	-0-	1,506	88,000
Robert V. Dale	72,250	37,773	-0-	-0-	-0-	2,346	112,369
Matthew C. Diamond	50,750	37,773	-0-	-0-	-0-	1,164	89,687
Marty G. Dickens	47,917	37,773	-0-	-0-	-0-	1,506	87,196
Ben T. Harris	41,250	31,662	-0-	-0-	-0-	-0-	72,912
Kathleen Mason	52,000	37,773	-0-	-0-	-0-	1,368	91,141

(1)	Cash fees include annual director’s retainer and, where applicable, committee chair fees.

(2)	The amounts in column (c) are the dollar amounts of restricted stock awards that were recognized for financial statement reporting purposes pursuant to FAS 123(R). They thus include amounts related to portions of awards granted in prior years. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for Fiscal 2009, included in its annual report on Form 10-K, filed with the SEC on April 1, 2009. On June 18, 2008, the board granted shares of restricted stock with a value (at the average closing price of the stock on the NYSE for the first five trading days in June 2008) of $60,000 to each of the non-employee directors pursuant to the 2005 Equity Incentive Plan. The shares vest in three equal annual installments beginning on the first anniversary of the grant date, subject to continued service on the board. At January 31, 2009, directors who were not also named executive officers had the following stock options and restricted stock awards outstanding:

[Footnotes continued on next page.]

In Fiscal 2009, directors who were not employees of the Company received a retainer of $30,000 per year and fees of $1,500 for each board meeting they attended in person, $1,000 for each committee meeting they attended in person, and $750 for each meeting they attended by telephone. Each committee chairman received an additional $4,000 per year. The presiding director, who also chairs the nominating and governance committee, received an additional retainer of $7,500 per year. Each non-employee director also received a grant pursuant to the 2005 Equity Incentive Plan of shares of restricted stock with a value (at the average closing price of the stock on the NYSE for the first five trading days in June 2008) of $60,000 on June 18, 2008.

For Fiscal 2010, non-employee directors will receive an annual retainer of $30,000 and fees of $2,000 for each board meeting they attend in person, $1,000 for each committee meeting they attend in person and $750 for each meeting they attend by telephone. The chairman of the audit committee will receive a retainer of $15,000 in addition to his director’s retainer; the chairman of the compensation committee, $10,000; the chairman of the nominating and governance committee, $7,500; and the chairman of the finance committee, $4,000. If the proposed 2009 Equity Incentive Plan is approved by shareholders, the board will likely approve grants pursuant to the Plan of restricted stock to non-employee directors with a value of $60,000 on the date of the annual meeting.

The Company also pays the premiums for non-employee directors on $50,000 of coverage under the Company’s group term life insurance policy, plus additional cash compensation to offset taxes on their imputed income from such premiums. Directors who are full-time Company employees do not receive any extra compensation for serving as directors.

[Footnotes continued from previous page.]

	Restricted
	Shares	Options
Name	Outstanding	Outstanding

James S. Beard	3,728	-0-
Leonard L. Berry	3,728	16,000
William F. Blaufuss, Jr.	3,728	-0-
James W. Bradford	3,728	-0-
Robert V. Dale	3,728	12,000
Matthew C. Diamond	3,728	-0-
Marty G. Dickens	3,728	-0-
Ben T. Harris	3,728	-0-
Kathleen Mason	3,728	16,000

[Footnotes continued on next page.]

APPROVAL OF GENESCO INC. 2009 EQUITY INCENTIVE PLAN

The compensation committee and the board of directors believe that a key element of officer, key employee and outside director compensation is stock-based incentive compensation. Stock-based compensation advances the interests of the Company by encouraging, and providing for, the acquisition of equity interests in the Company by officers, key employees and non-employee directors, thereby providing substantial motivation for superior performance and aligning their interests with those of the shareholders. To provide the Company with an appropriate vehicle for such compensation, the board of directors has adopted, subject to shareholder approval, the 2009 Equity Incentive Plan (the “Equity Incentive Plan”).

A copy of the Equity Incentive Plan is attached as Exhibit A to this proxy statement.

The board of directors recommends a vote FOR approval of the 2009 Equity Incentive Plan and your proxy will be so voted unless you specify otherwise.

Summary of Material Provisions of the Equity Incentive Plan

The following is a summary of the material provisions of the Equity Incentive Plan.

The Equity Incentive Plan authorizes awards with respect to 1,100,000 shares plus the number of shares available for grant under the 2005 Equity Plan (the “Share Reserve”). If shareholder approval of the Equity Incentive Plan is received at the annual meeting, no further awards will be granted under the 2005 Equity Plan. If approved by shareholders, the Equity Incentive Plan will be effective as of June 24, 2009.

The primary purpose of the Equity Incentive Plan is to promote the interests of the Company and its shareholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of incentives to achieve long-range performance goals, and (iii) linking the compensation of those individuals to the long-term interests of the Company and its shareholders.

[Footnotes continued from previous page.]

As of April 17, 2009, 242,548 shares of common stock or options had been issued to non-employee directors pursuant to the Company’s 1996 Stock Incentive Plan, of which 28,725 had been forfeited, and 46,345 shares of restricted stock had been issued to such directors under the 2005 Equity Incentive Plan, of which 546 had been forfeited.

(3)	The amounts reported in column (g) include, for each director, the premium paid by the Company for life insurance coverage as described above and the “gross up” for income taxes payable with respect to such premiums.

The following is a brief summary of the principal features of the Equity Incentive Plan, which is qualified in its entirety by reference to the Equity Incentive Plan itself, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

Shares Available for Awards under the Plan.  Under the Equity Incentive Plan, awards may be made in common stock of the Company in a number of shares not to exceed the Share Reserve. The Share Reserve is decreased by one share for each Option or SAR granted, and by 1.31 shares for each award of any other type.

Shares of common stock subject to an award under the Equity Incentive Plan that are canceled, forfeited, expire unexercised, settled in cash or otherwise terminated without a delivery of shares of common stock to the participant, remain available for awards under the Equity Incentive Plan and the Share Reserve is increased by the same number of shares as it was decreased by the award. Shares of common stock issued under the Equity Incentive Plan may be either newly issued shares or shares which have been reacquired by the Company. Shares issued by the Company as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by a company acquired by the Company, or with which the Company combines (“Substitute Awards”), do not reduce the number of shares available for awards under the Equity Incentive Plan.

In addition, the Equity Incentive Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under these limitations, no single participant may receive options or stock appreciation rights (“SARs”) in any calendar year that, taken together, relate to more than 300,000 shares of common stock, subject to adjustment in certain circumstances.

In case of a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities of the Company, issuance of warrants or other rights to purchase common stock or other securities of the Company, or other similar transaction, the Equity Incentive Plan provides that the compensation committee shall in an equitable and proportionate manner consistent with the Code either: (i) adjust (1) the Share Reserve, (2) the number of shares or other securities of the Company subject to outstanding Awards, (3) the grant or exercise price with respect to any Award, and (4) the limits on the number of shares or Awards that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award in exchange for the Award’s cancellation.

Eligibility and Administration.  Current and prospective officers and employees, and directors of, and consultants to, the Company or its subsidiaries or affiliates are eligible to be granted awards under the Equity Incentive Plan. As of May 1, 2009, approximately 6,200 individuals were eligible to participate in the Equity Incentive Plan. The compensation committee will administer the Equity Incentive Plan, except with respect to awards to non-employee directors, for which the Equity Incentive Plan will be administered by the Board. The compensation committee will be composed of not less than two non-employee directors, each of whom will be a “Non-Employee Director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder, an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder and an independent director as defined by the listing standards of the New York Stock Exchange. Subject to the terms of the Equity Incentive Plan, the compensation committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the Equity Incentive Plan, and make all other determinations which may be necessary or desirable for the administration of the Equity Incentive Plan.

Stock Options and Stock Appreciation Rights.  The compensation committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The compensation committee may specify the terms of such grants subject to the terms of the Equity Incentive Plan. The compensation committee is also authorized to grant SARs, either with or without a related option. The exercise price per share subject to an option is determined by the compensation committee, but may not be less than the fair market value of a share of common stock on the date of the grant, except in the case of Substitute Awards. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the compensation committee, except that no option or SAR relating to an option may have a term exceeding ten years. Incentive stock options that are granted to holders of more than ten percent of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

A stock option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Stock options and SARs shall be exercised by written notice of intent to exercise the stock option or SAR and, with respect to options, payment in full to the

Company of the amount of the option price for the number of shares with respect to which the option is then being exercised.

Payment of the option price must be made in cash or cash equivalents, or, at the discretion of the compensation committee, (i) by transfer, either actually or by attestation, to the Company of shares that have been held by the participant for such period as may be determined by the compensation committee which have a fair market value on the date of exercise equal to the option price, together with any applicable withholding taxes, or (ii) by a combination of such cash or cash equivalents and such shares; provided, however, that a participant is not entitled to tender shares pursuant to successive, substantially simultaneous exercises of any stock option of the Company. Subject to applicable securities laws and Company policy, the Company may permit an option to be exercised by delivering a notice of exercise and simultaneously selling the shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the option price, together with any applicable withholding taxes. Until the participant has been issued the shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such shares.

Restricted Shares and Restricted Share Units.  The compensation committee is authorized to grant restricted shares of common stock and restricted share units. Restricted shares are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the compensation committee in the award agreement. A participant granted restricted shares of common stock generally has most of the rights of a shareholder of the Company with respect to the restricted shares, including the right to receive dividends and the right to vote such shares. None of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Each restricted share unit has a value equal to the fair market value of a share of common stock on the date of grant. The compensation committee determines, in its sole discretion, the restrictions applicable to the restricted share units. Unless the compensation committee determines otherwise at the time of grant, a participant will not be entitled to receive dividends or to be credited with dividend equivalents on any restricted share units at the time of any payment of dividends to shareholders on shares of common stock. Except as determined otherwise by the compensation committee, restricted share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met.

Performance Awards.  A performance award may consist of a right that is denominated in cash or shares of common stock, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the compensation committee, and payable at such time and in such form as the compensation committee shall determine. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the compensation committee. Except as provided in the applicable award agreement, termination of employment prior to the end of any performance period will result in the forfeiture of the performance award. A participant’s rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution, except as the compensation committee may determine.

Performance awards are subject to certain specific terms and conditions under the Equity Incentive Plan. Unless otherwise expressly stated in the relevant award agreement, each award granted to a Covered Officer under the Equity Incentive Plan is intended to be performance-based compensation within the meaning of Section 162(m) of the Code. Performance goals for Covered Officers will be limited to one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units, business segments or divisions: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income or profit; (c) operating efficiencies; (d) return on equity, assets, capital, capital employed or investment; (e) net income; (f) earnings per share; (g) utilization; (h) gross profit; (i) stock price or total stockholder return; (j) customer growth; (k) debt reduction; (l) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or (m) any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be expressed to take into account the Company’s or business segment’s cost of capital, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets. The compensation committee may appropriately adjust any evaluation of performance under criteria set forth in the Equity Incentive Plan to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion

No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the compensation committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the compensation committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable award agreement, the compensation committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the compensation committee may deem relevant to the assessment of individual or corporate performance for the performance period. With respect to any Covered Officer, the maximum annual number of shares in respect of which all performance awards may be granted under the Equity Incentive Plan is 500,000 and the maximum annual amount of all performance awards that are settled in cash is $5,000,000.

Other Stock-Based Awards.  The compensation committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The compensation committee will determine the terms and conditions of such awards, consistent with the terms of the Equity Incentive Plan.

Non-Employee Director Awards.  The board of directors may provide that all or a portion of a non-employee director’s annual retainer and/or retainer fees or other awards or compensation as determined by the board be payable in non-qualified stock options, restricted shares, restricted share units and/or other stock-based awards, including unrestricted shares, either automatically or at the option of the non-employee directors. The board will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the board. Non-employee directors are also eligible to receive other awards pursuant to the terms of the Equity Incentive Plan, including options and SARs, restricted shares and restricted share units, and other stock-based awards upon such terms as the compensation committee may determine; provided, however, that with respect to awards made to members of the compensation committee, the Equity Incentive Plan will be administered by the board of directors.

Termination of Employment.  The compensation committee will determine the terms and conditions that apply to any award upon the termination of employment with the Company, its subsidiaries and affiliates, and provide such terms in the applicable award agreement or in its rules or regulations.

Change in Control.  All outstanding awards vest, become immediately exercisable or payable and have all restrictions lifted immediately upon a Change in Control (as defined in the Equity Incentive Plan). The compensation committee may provide prior to the occurrence of a Change in Control that upon its occurrence, an award may be canceled in exchange for a payment per share or unit in an amount based on the fair market value of the award with reference to the Change in Control. No accelerated vesting will occur if the compensation committee determines in good faith that an award will be honored, assumed or replaced by an award of equivalent value meeting certain specific criteria immediately upon a Change in Control.

Amendment and Termination.  The board of directors may amend, alter, suspend, discontinue or terminate the Equity Incentive Plan or any portion of the Equity Incentive Plan at any time, except that shareholder approval must be obtained for any such action if such approval is necessary to comply with any tax or regulatory requirement with which the Board deems it desirable or necessary to comply. The compensation committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. The compensation committee does not have the power, however, to amend the terms of previously granted options to reduce the exercise price per share subject to such option or to cancel such options and grant substitute options with a lower exercise price per share than the cancelled options. The compensation committee also may not materially and adversely affect the rights of any award holder without the award holder’s consent.

Cancellation and Rescission of Shares.  The board of directors or the compensation committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred award made to an officer under the Equity Incentive Plan if (a) the board of directors or a board committee has determined that any fraud, negligence, or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), (b) the officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of compensation that would have been paid or payable to the officer pursuant to the award had the financial results been properly reported would have been lower than the amount actually paid or payable. In addition, an officer shall be liable to the Company for the reimbursement of any bonus or incentive compensation paid to the officer, and for gains realized on the exercise of stock options or SARs under the circumstances described in this paragraph.

Other Terms of Awards.  The Company may take action, including the withholding of amounts from any award made under the Equity Incentive Plan, to satisfy withholding and other tax obligations. The compensation committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award. Except as permitted by the applicable award agreement, awards granted under the Equity Incentive Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or as permitted by the compensation committee in its discretion.

Certain Federal Income Tax Consequences.  The following is a brief description of the Federal income tax consequences generally arising with respect to awards under the Equity Incentive Plan.

Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, an SAR or a restricted share award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of common stock acquired on the date of exercise.

If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of common stock), and (ii) the exercise price. Otherwise, a participant’s disposition of shares of common stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares of common stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to disposition of the shares.

Similarly, the exercise of an SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise. The Company will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to an SAR. Upon a grant of restricted shares, the participant will recognize ordinary income on the fair market value of the common stock at the time restricted shares vest unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any common stock acquired through the exercise of an SAR or restricted share award. For this purpose, the participant’s basis in the common stock is its fair market value at the time the SAR is exercised or the restricted share becomes vested (or is granted, if an election under Section 83(b) is made). Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to its five most highly compensated executives. However, compensation that qualifies as “performance-based compensation” is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. The Company intends that (i) performance awards and (ii) options granted (a) with an exercise price at least equal to 100% of fair market value of the underlying shares of common stock at the date of grant (b) to employees the compensation committee expects to be named executive officers at the time a deduction arises in connection with such awards, qualify as “performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations.

The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the Equity Incentive Plan. This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Equity Incentive Plan are urged to consult a tax advisor as to the tax consequences of participation.

The Equity Incentive Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

The Plan provides that no award will provide for deferral of compensation that does not comply with Section 409A of the Code unless the compensation committee specifically provides at the time of grant that an award is not intended so as to comply, and permits the compensation committee to reform any award to maintain to the maximum extent possible the original intent of the award without violating Section 409A of the Code.

The following table sets forth information about benefits that have been allocated under the Equity Incentive Plan:

NEW PLAN BENEFITS

2009 EQUITY INCENTIVE PLAN

Name and Position	Dollar Value ($)	Number of Units

Robert J. Dennis, President and Chief Executive Officer	Not determinable	24,649(1)
Hal N. Pennington, Chairman	Not determinable	Not determinable
James S. Gulmi, Senior Vice President-Finance, Chief Financial Officer and Treasurer	Not determinable	Not determinable
Jonathan D. Caplan, Senior Vice President	Not determinable	Not determinable
James C. Estepa, Senior Vice President	Not determinable	Not determinable
Executive Group	Not determinable	Not determinable
Non-Executive Group	Not determinable	Not determinable
Non-Executive Officer Employee Group	Not determinable	Not determinable

(1)	Restricted shares to be issued on the date of shareholder approval of the Equity Incentive Plan. See “Compensation Discussion and Analysis — Chief Executive Officer Transition.”

The following table sets forth certain information concerning the 1996 Stock Incentive Plan and the 2005 Equity Incentive Plan, previously approved by shareholders, at January 31, 2009. There are no equity compensation plans not approved by shareholders.

EQUITY COMPENSATION PLAN INFORMATION

Number of
Shares of
Common Stock
	Number of		Remaining
	Shares of		Available for
	Common Stock		Future Issuance
	to be Issued		Under Equity
	Upon	Weighted-Average	Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding	Outstanding	Shares Reflected in
	Options	Options	Column (a))
Plan Category	(a)(1)	(b)	(c)(2)

Equity compensation plans approved by security holders	1,043,759	23.90	58,634	(1)
Equity compensation plans not approved by security holders	-0-	-0-	-0-
TOTAL	1,043,759	23.90	58,634

(1)	At January 31, 2009, the weighted average term remaining of outstanding options was 5.16 years. Additionally, there were 532,039 shares of restricted stock outstanding under the 2005 Equity Incentive Plan at that date.

(2)	The compensation committee has determined that no further grants will be made under the 2005 Equity Plan upon shareholder approval of the Equity Incentive Plan, but the number of shares available for issuance under the 2005 Equity Plan on the date the Equity Incentive Plan is approved will be included in the Share Reserve under the Equity Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE GENESCO INC. 2009 EQUITY INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

AUDIT MATTERS

RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP served as the independent registered public accounting firm to the Company in the fiscal year ended January 31, 2009, and has been retained by the audit committee in the same capacity for the current fiscal year. The firm’s appointment is submitted for shareholder ratification at the annual meeting. If shareholders do not ratify the firm’s appointment, the audit committee will reconsider the appointment. The board of directors recommends a vote FOR ratification of this appointment and your proxy will be so voted unless you specify otherwise. Representatives of the firm are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Committee Report

The audit committee is composed of four independent directors as defined under the current rules of the NYSE and applicable SEC regulations. The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. The committee’s charter is available on the Company’s website, www.genesco.com.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The committee has met and held discussions with management and the Company’s independent registered public accounting firm, Ernst & Young LLP. The committee met with management and the independent registered public accounting firm to review and discuss with them each of the Company’s consolidated quarterly and annual financial statements. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications With Audit Committees), as amended.

In addition, the committee has discussed with the independent registered public accounting firm the factors which might be deemed to bear upon the registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, which were reviewed by the committee. The committee considered, among other factors, the distribution of fees paid to the firm among those for audit services, those for audit-related services, those for tax services and all other fees, as described below under the caption “Fee Information,” and considered whether the provision of services other than the audit and audit-related services is compatible with the registered public accounting firm’s independence.

The committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective activities. The committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the effectiveness of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial statements and reporting process.

In reliance on the reviews and discussions described in this report, the committee recommended to the board of directors and the board of directors approved inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2009, filed with the SEC on April 1, 2009.

By the Committee:

Robert V. Dale, Chairman
James S. Beard
William F. Blaufuss, Jr.
Kathleen Mason

The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Fee Information

The following table sets forth summary information regarding fees for services by the Company’s independent registered public accounting firm during Fiscal 2009 and Fiscal 2008.

	Fiscal 2009	Fiscal 2008

Audit Fees	$1,308,464	$1,362,301
Audit-Related Fees	94,305	141,428
Tax Fees — Total	778,528	179,889
Tax compliance	23,188	20,000
Tax planning and advice	755,340	159,889
All Other Fees	4,415	6,000

Audit Fees

Audit fees include fees paid by the Company to Ernst & Young in connection with annual audits of the Company’s consolidated financial statements, internal controls over financial reporting and their review of the Company’s interim financial statements. Audit fees also include fees for services performed by the independent registered public accounting firm that are closely related to the audit and in many cases could be provided only by the Company’s independent registered public accounting firm.

Audit-Related Fees

Audit-related services include due diligence services related to mergers and acquisitions, accounting consultations, employee benefit plan audits and certain attest services.

Tax Fees

Tax fees include fees paid by the Company for compliance services and planning and advice. The latter category included a state and local tax review and consultations regarding a change in lease accounting and other matters for Fiscal 2008 and consultations related to the tax effects of a litigation settlement and a related dividend, state restructuring and other matters for Fiscal 2009.

All Other Fees

In both Fiscal 2009 and Fiscal 2008, the Company paid other fees to Ernst & Young for access to an online accounting and auditing information resource.

Pre-Approval Policy

The audit committee has adopted a policy pursuant to which it pre-approves all services to be provided by the Company’s independent registered public accounting firm and a maximum fee for such services. As permitted by the policy, the committee has delegated authority to its chairman to pre-approve services the fees for which do not exceed $100,000, subject to the requirement that the chairman report any such pre-approval to the audit committee at its next meeting.

All fees paid to the Company’s independent registered public accounting firm in Fiscal 2009 were pre-approved pursuant to the policy.

PROPOSALS FOR THE 2010 ANNUAL MEETING

Proposals of shareholders intended for inclusion in the proxy material for the 2010 annual meeting of shareholders must be received at the Company’s offices at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217, attention of the secretary, no later than January 15, 2010.

In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide timely written notice thereof to the secretary of the Company. In order to be timely, the notice must be delivered to or mailed to the secretary of the Company and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the meeting (or, if less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

FINANCIAL STATEMENTS AVAILABLE

A copy of the Company’s annual report to shareholders containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, excluding certain of the exhibits thereto, may be obtained, without charge, by any shareholder, upon written request to Roger G. Sisson, Secretary, Genesco Inc., Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217.

EXHIBIT A

GENESCO INC.

2009 EQUITY INCENTIVE PLAN

Section 1.	Purpose.

This plan shall be known as the “Genesco Inc. 2009 Equity Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of Genesco Inc., a Tennessee corporation (the “Company”), its Subsidiaries and its stockholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

Section 2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(b) “Alternative Award” has the meaning set forth in Section 13.3 hereof.

(c) “Award” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish or which are required by applicable legal requirements.

(d) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(e) “Beneficial Ownership” (including correlative terms) shall have the meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Cause” shall mean, unless otherwise defined in the applicable Award Agreement, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Subsidiaries or Affiliates, or (ii) the embezzlement or misappropriation of funds or property of the Company or its Subsidiaries or Affiliates by the Participant. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

(h) “Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, any of the following events:

(i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, acquired Beneficial Ownership of the Company’s securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition;

(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii) during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the Directors of the Company then still in office who were (i) Directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;

(iv) the Company’s shareholders approve a complete liquidation or dissolution of the Company; or

(v) the Company’s shareholders approve the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company as a result of the acquisition of voting securities of the Company by the Company which, by reducing the number of voting securities of the Company then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if the Subject Person becomes the Beneficial Owner of any new or additional voting securities of the Company in a related transaction or after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional voting securities of the Company which in either case increases the percentage of the then outstanding voting securities of the Company Beneficially Owned by the Subject Person, then a Change of Control shall be deemed to occur.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(j) “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof, or such other committee designated by the Board to administer the Plan. To the extent that compensation realized in respect of Awards is intended to be “performance based” under Section 162(m) and the Committee is not comprised solely of individuals who are “outside directors” within the meaning of Section 162(m), the Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements.

(k) “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.

(l) “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Code Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the taxable year of the Company in which the compensation expense associated with any applicable Award would otherwise be deductible by the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the taxable year of the Company in which the compensation expense associated with any applicable Award would otherwise be deductible by the Company.

(m) “Director” shall mean a member of the Board.

(n) “Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

(o) “Employee” shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(q) “Fair Market Value” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the New York Stock Exchange, or any other such exchange on which the shares are traded, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

(r) “Grant Price” means the price established at the time of grant of an SAR pursuant to Section 6 used to determine whether there is any payment due upon exercise of the SAR.

(s) “Good Reason” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of such definition, as determined in good faith by the Committee.

(t) “Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(u) “Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not an Incentive Stock Option.

(v) “Non-Employee Director” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary of the Company.

(w) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(x) “Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

(y) “Other Stock-Based Award” shall mean any Award granted under Sections 9 or 10 of the Plan. For purposes of the share counting provisions of Section 4.1 hereof, an Other Stock-Based Award that is not settled in cash shall be treated as (i) an Option Award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

(z) “Participant” shall mean any Employee, Director, Consultant or other person who receives an Award under the Plan.

(aa) “Performance Award” shall mean any Award granted under Section 8 of the Plan. For purposes of the share counting provisions of Section 4.1 hereof, a Performance Award that is not settled in cash shall be treated as (i) an Option Award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

(bb) “Performance Period” means the period over which a performance goal underlying a Performance Award shall be evaluated.

(cc) “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(dd) “Restricted Period” shall mean the period over which a Restricted Share, Restricted Share Unit or earned Performance Award shall vest.

(ee) “Restricted Share” shall mean any Share granted under Sections 7 or 10 of the Plan.

(ff) “Restricted Share Unit” shall mean any unit granted under Sections 7 or 10 of the Plan.

(gg) “Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant’s 65th birthday.

(hh) “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

(ii) “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(jj) “Shares” shall mean shares of the common stock, $1.00 par value, of the Company.

(kk) “Share Reserve” has the meaning set forth in Section 4.1 of the Plan.

(ll) “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value of such Share on the date of exercise over the Grant Price applicable to such SAR.

(mm) “Subsidiary” shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

(nn) “Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

Section 3.	Administration.

3.1 Authority of Committee.  The Plan shall be administered, construed and interpreted by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Non-Employee Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to:

(i) designate Participants, determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan;

(ii) determine the type or types of Awards to be granted to a Participant;

(iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

(iv) determine the timing, terms, and conditions of any Award;

(v) accelerate the time at which all or any part of an Award may be settled or exercised;

(vi) determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(viii) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(ix) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable;

(x) make all determinations under the Plan concerning the termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such termination occurs by reason of Cause, Good Reason, Disability, Retirement, or in connection with a Change in Control and whether a leave constitutes a termination of employment;

(xi) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(xii) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award;

(xiii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(xiv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Award.

3.2 Committee Discretion Binding.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3 Delegation.  Subject to the terms of the Plan, the Committee’s charter and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such Section.

Section 4.	Shares Available For Awards.

4.1 Shares Available.  Subject to the provisions of Section 4.2 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards after the effective date of the adoption of this Plan is equal to the sum of (i) one million one hundred thousand (1,100,000) Shares and (ii) the number of shares available for grant under the Genesco Inc. 2005 Equity Incentive Plan (the “2005

Plan”) as of the end of the day that is the effective date of the adoption of this Plan (such aggregate amount, the “Share Reserve”). The number of Shares with respect to which Incentive Stock Options may be granted shall be no more than 1,000,000.

(a) Each Share with respect to which an Option or SAR is granted shall reduce the Share Reserve by one (1) Share. Each Share issued pursuant to an Award other than an Option or SAR shall reduce the Share Reserve by one and thirty-one one-hundredths (1.31) shares.

(b) If any Award granted under this Plan shall expire, terminate, be settled in cash (in whole or in part) or otherwise be forfeited or canceled for any reason before it has vested or been exercised in full, the Shares subject to such Award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for Awards under the Plan, in accordance with this Section 4.1. If any Award granted under the 2005 Plan shall expire, terminate, be settled in cash (in whole or in part) or otherwise be forfeited or canceled for any reason before it has vested or been exercised in full, the Shares subject to such Award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for Awards under the Plan, and the Share Reserve shall be increased, in accordance with this Section 4.1. Notwithstanding the foregoing, if an Option or SAR is exercised, in whole or in part, by tender of Shares (whether through a “net exercise” procedure or a tender of previously owned Shares) or if the Company’s tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in this Section 4.1 shall be the number of Shares that were subject to the Option or SAR or portion thereof, and not the net number of Shares actually issued. The Committee may make such other determinations not inconsistent with this Section 4.1(b) regarding the counting of Shares issued pursuant to this Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law.

(c) Any Shares that again become available for grant pursuant to this Section shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or the 2005 Plan, and (ii) as one and thirty-one one-hundredths (1.31) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or the 2005 Plan.

(d) Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, no Participant may receive Options or SARs under the Plan in any calendar year that, taken together, relate to more than 300,000 Shares.

4.2 Adjustments.  In the event that any dividend (other than regular, recurring dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner as deemed appropriate by the Committee (and, as applicable, in such manner as is consistent with Sections 162(m), 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan; and (4) the limits on the number of Shares or Awards that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of such Award.

4.3 Substitute Awards.  Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Share Reserve.

Section 5.	Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 10.

Section 6.	Stock Options And Stock Appreciation Rights.

6.1 Grant.  The grant of an Option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Option for a particular number of Shares to a particular Participant at a particular Option Price. An Option may be granted with or without a related SAR. A SAR may be granted with or without a related Option. The provisions of Option Awards need not be the same with respect to each Participant. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. To the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in Section 422(d) of the Code) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

6.2 Price.  The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than one hundred percent (100%) of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2 of the Plan in the form of Options, such grants shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee. Except as permitted by the provisions of Section 4.2 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options or SARs to reduce the Option Price of such Options or the Grant Price of such SARs, or (ii) cancel such Options or SARs and grant substitute Options or SARs with a lower Option Price or Grant Price than the cancelled Options or SARs, in each case without the approval of the Company’s shareholders. Except with respect to Substitute Awards, SARs may not have a Grant Price less than the Fair Market Value of a Share on the date of grant.

6.3 Term.  Each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement; provided, that no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted. Notwithstanding the preceding sentence, the period of time over which an Option, other than an Incentive Stock Option, may be exercised shall be automatically extended if on the scheduled expiration of such Option, the Participant’s exercise of such Option would violate applicable securities law; provided, that during the extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, that such extended exercise period shall end thirty (30) days after the exercise of such Option first would no longer violate such laws.

6.4 Exercise.

(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(b) An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

(c) Payment of the Option Price shall be made in (i) cash or cash equivalents, or, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the Fair Market Value of such Shares on the date of exercise (or next preceding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net-exercise) otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price. Until the optionee has been issued the Shares subject to such exercise, the optionee shall possess no rights as a stockholder with respect to such Shares.

(e) At the Committee’s discretion, the amount payable as a result of the exercise of a SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5 Termination of Employment or Service.  Except as otherwise provided in the applicable Award Agreement at or after grant, an Option may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the grant date of such Option and ending on the date of exercise of such Option the Participant is an Employee, Non-Employee Director or Consultant, and the Option shall terminate immediately upon a termination of employment of the Participant.

6.6 Ten Percent Stock Rule.  Notwithstanding any other provisions in the Plan, if on a grant date, the optionee owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6)

of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

Section 7.	Restricted Shares And Restricted Share Units.

7.1 Grant.  Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The provisions of Restricted Share and Restricted Share Unit Awards need not be the same with respect to all Participants. The Award Agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse (the “Restricted Period”). If the Committee so determines, the restrictions may lapse during such Restricted Period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2 Restricted Shares.  At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence.

Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner.

(a) Dividends and Other Distributions.  Prior to the lapse of any applicable transfer restrictions, Participants holding Restricted Shares shall have the right to receive any cash dividends paid with respect to such Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement. The Committee may apply any restrictions to such dividends that the Committee deems appropriate. Except as set forth in the Award Agreement, in the event (a) of any adjustment as provided in Section 4.2, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash, on Restricted Shares, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a recipient of Restricted Shares shall be subject to the same terms and conditions, including any transfer restrictions, as relate to the original Restricted Shares.

(b) Other Rights.  Unless otherwise provided in the applicable Award Agreement, the grantee shall have all other rights of a stockholder with respect to the Restricted Shares, including the right to vote such Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the Restricted Period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such Restricted Period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire Restricted Period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met.

(c) Termination of Restrictions.  At the end of the Restricted Period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

7.3 Restricted Share Units.  Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Unless otherwise provided in a Restricted Share Unit Award Agreement, a Participant will not be entitled to receive dividend equivalent rights in respect of Restricted Share Units at the time of any payment of dividends to stockholders on Shares. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of the Company for the entire Restricted Period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

Section 8.	Performance Awards.

8.1 Grant.  The provisions of Performance Awards need not be the same with respect to all Participants. A Performance Award may consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares or Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2 Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award. The Committee may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment. In the event the Committee provides for dividends or dividend equivalents to be payable with respect to any Performance Awards denominated in Shares, actual payment of such dividends or dividend equivalents shall be conditioned upon the performance goals underlying the Performance Award being met.

8.3 Payment of Performance Awards.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with the procedures established by the Committee, on a deferred basis. A

Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.4 Termination of Employment or Service.  Except as otherwise provided in the applicable Award Agreement at or after grant, if during a Performance Period a Participant’s employment with the Company or any Subsidiary terminates, then such Participant shall not be entitled to any payment with respect to the Performance Awards relating to such Performance Period. Such provisions shall be determined in the sole discretion of the Committee, not need be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for the termination of employment.

Section 9.	Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which may consist of any right that is an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 10.	Non-Employee Director Awards.

The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law. Subject to applicable legal requirements, the Board may also grant Awards to Non-Employee Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 or 9 above.

Section 11.	Provisions Applicable To Covered Officers And Performance Awards.

11.1 In General.  Notwithstanding anything in the Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Officer should not qualify as “performance-based compensation” for purposes of Code Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this Section 11. Accordingly, unless otherwise determined by the Committee, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Award upon the attainment of the performance criteria established by the Committee.

11.2 Performance Goals.  The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:

(a) earnings before interest, taxes, depreciation and/or amortization;

(b) operating income or profit;

(c) operating efficiencies;

(d) return on equity, assets, capital, capital employed or investment;

(e) net income;

(f) earnings per share;

(g) utilization;

(h) gross profit;

(i) stock price or total stockholder return;

(j) customer growth;

(k) debt reduction;

(l) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

(m) any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be expressed to take into account the Company’s or business segment’s cost of capital, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may appropriately provide for the adjustment of any evaluation of performance under criteria set forth in this Section 11.2 to exclude any of the following events that occur during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

11.3 Limitations.  With respect to any Covered Officer, the maximum annual number of Shares in respect of which all Performance Awards may be granted under Section 8 of the Plan is 500,000 and the maximum value of all Performance Awards settled in cash that may be granted under Section 8 of the Plan in any fiscal year is $5,000,000.

11.4 Procedure.  To the extent necessary to comply with Code Section 162(m), with respect to grants of Performance Awards, no later than ninety (90) days following the commencement of each Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Committee shall, in writing, (1) select the performance goal or goals applicable to the Performance Period, (2) establish the various targets and bonus amounts which may be earned for such Performance Period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such Performance Period. In determining the amount earned by a Covered Officer for a given Performance Period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the Performance Period.

Section 12.	Termination Of Employment.

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment with the Company, its Subsidiaries and Affiliates, including a termination by the Company with or without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe. Such terms and conditions need not be the same with respect to all Awards or all Participants.

Section 13.	Change In Control.

13.1 Accelerated Vesting and Payment of Awards.  Subject to the provisions of Section 13.3, in the event of a Change of Control, each Option and SAR then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or SAR, and the Restricted Period shall lapse as to each Restricted Share and each Restricted Share Unit then outstanding. In connection with such a Change of Control, the Committee may, in its discretion, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, provide that each Option, SAR, Restricted Share, Restricted Share Unit and/or Other Stock-Based Award shall, upon the occurrence of such Change of Control, be cancelled in exchange for a payment per share/unit in an amount based on Fair Market Value of the Award with reference to the Change of Control, which amount may be zero (0) if applicable.

13.2 Performance Awards.  Subject to the provisions of Section 13.3, in the event of a Change of Control, (a) any outstanding Performance Awards relating to Performance Periods ending prior to the Change of Control which have been earned but not paid shall become immediately payable, (b) all then-in-progress Performance Periods for Performance Awards that are outstanding shall end, and all Participants shall be deemed to have earned an award equal to the Participant’s target award opportunity for the Performance Period in question, and (c) the Company shall pay all such Performance Awards in cash, within thirty (30) days of such Change of Control, based on the Change of Control Price.

13.3 Alternative Awards.  Notwithstanding Section 13.1 or 13.2, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award shall be honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change of Control; provided that any such Alternative Award must:

(a) be based on stock that is traded on an established securities market;

(b) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award, including, but not limited to, an identical or better exercise or vesting schedule;

(c) have substantially equivalent value to such Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award (determined at the time of the Change in Control); and

(d) have terms and conditions which provide that in the event that the Participant’s employment is involuntarily terminated for any reason other than for Cause, or if Participant terminates his or her employment for Good Reason, all of such Participant’s Options, SARs, Restricted Share, Restricted Share Units, Performance Awards and/or Other Stock-Based Award shall be deemed immediately and fully exercisable and/or all restrictions shall lapse, and shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities, or in a combination thereof, in an amount equal to (i) the Fair Market Value of such stock on the date of the Participant’s termination (with respect to any Restricted Share, Restricted Share Units and/or Other Stock-Based Awards (if applicable)), (ii) the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share, if any (with respect to any Option, and/or Other Stock-Based Award (if applicable)), or (iii) the Participant’s target award opportunity for the Performance Period in question (with respect to any Performance Award).

13.4 No Implied Rights; Other Limitations.  No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.2 or this Section 13 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Section 13 need not be uniform as to all outstanding Awards, nor treat all Participants identically. Notwithstanding the adjustments described in Section 13.1, any changes to Incentive Stock Options pursuant to this Section 13 shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such Incentive Stock Options or adversely affect the tax status of such Incentive Stock Options.

13.5.  Termination, Amendment, and Modifications of Change of Control Provisions.  Notwithstanding any other provision of the Plan or any Award Agreement provision, the provisions of this Section 13 may not be terminated, amended, or modified on or after the date of a Change of Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

Section 14.	Amendment And Termination.

14.1 Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

14.2 Amendments to Awards.  Subject to the restrictions and shareholder approval requirements set forth in Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

14.3 Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles.

14.4 Cancellation and Rescission of Awards.  The Board or the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards of an officer at any time if (a) the Board, or an appropriate committee thereof has determined that any fraud, negligence, or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), (b) the officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of compensation that would have been paid or payable to the officer pursuant to the Award had the financial results been properly reported would have been lower than the amount actually paid or payable. In addition, an officer shall be liable to the Company for the reimbursement of any bonus or incentive compensation paid to the officer, and for gains realized on the exercise of stock options or SARs under the circumstances described in (a) to (c) of this Section 14.4.

Section 15.	General Provisions.

15.1 Limited Transferability of Awards.  Except as otherwise provided in the Plan or in an Award Agreement at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided, that in no event shall any transfer for value be permitted. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.

15.2 Dividend Equivalents.  Except as otherwise provided in the Plan, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. Notwithstanding the foregoing (but subject to Section 4.2), neither dividends nor dividend equivalents may be payable with respect to Options or SARs.

15.3 No Rights to Awards.  No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.4 Share Certificates.  All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate (or, if any such Shares or securities are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or confirmation and account statements for book-entry Shares) to make appropriate reference to such restrictions.

15.5 Withholding Taxes. The Company, a Subsidiary or an Affiliate shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company, Subsidiary or Affiliate), including all payments under this Plan, or make other arrangements for the collection of (including through the sale of Shares otherwise issuable pursuant to the applicable Award), all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Award or a disqualifying disposition of Common Stock received upon exercise of an Incentive Stock Option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Award. To the extent specified by the Committee, withholding may be satisfied by withholding Shares to be received upon exercise or vesting of an Award or by delivery to the Company of previously owned Shares. In addition, the Company may reasonably delay the issuance or delivery of Shares pursuant to an Award as it determines appropriate to address tax withholding and other administrative matters.

15.6 Compliance with Section 409A of the Code.  No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

15.7 Award Agreements.  Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

15.8 No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder.

15.9 No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.10 No Rights as Stockholder.  Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

15.11 Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

15.12 Severability.  If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.13 Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.14 No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.15 Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 16.	Term Of The Plan.

16.1 Effective Date.  The Plan shall be effective as of June 24, 2009, provided it has been approved by the Board and by the Company’s stockholders.

16.2 Expiration Date.  No new Awards shall be granted under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth anniversary of the Effective Date.

NOTICE OF
ANNUAL MEETING
AND
PROXY STATEMENT

Annual Meeting
of Shareholders

June 24, 2009